UNITED STATES

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THERMO FISHER SCIENTIFIC INC.

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2019

Notice of Annual Shareholders Meeting and Proxy Statement

Thermo Fisher SCIENTIFIC

The world leader in serving science

From Our President and Chief Executive Officer	168 Third Avenue Waltham, MA 02451

Dear Shareholders:

Marc N. Casper

Thermo Fisher Scientific is a company that brings cutting-edge science to our customers, and this ultimately benefits people around the world. As we continue to successfully execute our growth strategy, we consider our progress each year as much more than a contribution to our financial strength. What we do as a company truly creates a reason for optimism, and that gives us purpose as defined by our Mission: to enable our customers to make the world healthier, cleaner and safer.

Over the course of the year, we continued our growth trajectory, achieved outstanding results for our customers and delivered significant value for our shareholders. Year-over-year, we grew revenue by 16% to $24.36 billion, GAAP operating income by 28% to $3.78 billion and adjusted operating income* by 16% to $5.62 billion and achieved GAAP diluted earnings per share* growth of 30% to $7.24 per share and adjusted EPS growth of 17% to $11.12 per share.

We continued to successfully execute a proven growth strategy that consists of three pillars:

•   Investing $1 billion in R&D annually to fuel high-impact innovation,

•   Leveraging our leading presence in high-growth and emerging markets, and

•   Strengthening our capabilities to enhance our unique customer value proposition.

In addition, through our disciplined approach to capital allocation, we de-levered our balance sheet – reducing debt by $2 billion, completed $540 million in strategic acquisitions, and returned $775 million to our shareholders through stock buybacks and dividends.

Beyond our growth strategy, financial performance and day-to-day execution, our Mission is what defines us and inspires us. We can’t fulfill our Mission without exceptional performance, and we achieve that by employing more than 70,000 colleagues around the world.

Our teams are committed to making our company stronger through our Practical Process Improvement (“PPI”) Business System. PPI is our discipline for improving quality, productivity and customer allegiance – all of which are core to who we are and how we operate at Thermo Fisher Scientific. PPI helps us to translate ideas and goals into tangible acceleration of organic growth, margin expansion and enhanced cash flow.

With a Mission-driven purpose, our accomplishments create tremendous value for our customers, our colleagues and our shareholders. We ask for your voting support on the matters described in this proxy statement so we can continue to build on our strong foundation and extend our long track record of outstanding performance. On behalf of our colleagues, as well as our customers and communities globally, I thank you for your investment in Thermo Fisher Scientific.

Yours very truly, MARC N. CASPER President and Chief Executive Officer April 9, 2019

*

Adjusted earnings per share (“EPS”) and adjusted operating income are financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

168 Third Avenue

Waltham, MA 02451

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME Wednesday, May 22, 2019 1:00 p.m. (Eastern time)	LOCATION Park Hyatt New York 153 West 57th Street New York, New York	RECORD DATE March 27, 2019

Items of Business

Elect as directors the 12 nominees named in our proxy statement
Vote on an advisory resolution to approve executive compensation
Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2019
Consider any other business properly brought before the meeting

By Order of the Board of Directors,

SHARON S. BRIANSKY

Vice President and Secretary

April 9, 2019

Directions to the Annual Meeting are available by calling Investor Relations at (781) 622-1111.

Review Your Proxy Statement and Vote in One of the Following Ways

VIA THE INTERNET Visit the website listed on your Notice of Internet Availability, proxy card or voting instruction form	BY TELEPHONE Call the telephone number on your proxy card or voting instruction form	BY MAIL Sign, date and return your proxy card or voting instruction form in the enclosed envelope

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 22, 2019.

The Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

This notice and the accompanying proxy statement, 2018 annual report, and proxy card or voting instruction form were first made available to shareholders beginning on April 9, 2019. You may vote if you owned shares of our common stock at the close of business on March 27, 2019, the record date for notice of and voting at our annual meeting.

THERMO FISHER AT A GLANCE

Who We Are

Thermo Fisher Scientific Inc. (also referred to in this document as “Thermo Fisher,” “we,” and the “Company”) is the world leader in serving science.

We enable our customers to:

•	accelerate life sciences research,

•	solve complex analytical challenges,

•	improve patient diagnostics,

•	deliver medicines to market, and

•	increase laboratory productivity.

Thermo Fisher has approximately 70,000 employees and serves more than 400,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings.

Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support.

We continuously increase our depth of capabilities in technologies, software and services, and leverage our extensive global channels to address our customers’ productivity and innovation needs. Our goal is to make our customers more productive in an increasingly competitive business environment, and to help them to solve their challenges, from complex research to improved patient care, environmental and process monitoring, and consumer safety.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	1

Our Mission

At Thermo Fisher, everything we do begins with our Mission – to enable our customers to make the world healthier, cleaner and safer. We have a remarkable team of colleagues around the globe who are passionate about helping our customers address some of the world’s greatest societal challenges. Whether they are developing new treatments for disease, protecting the environment or ensuring public safety, our customers count on us to help them achieve their goals.

Our Values

Thermo Fisher’s 4I Values of Integrity, Intensity, Innovation and Involvement make up our culture and guide our colleagues’ interactions — with our customers, suppliers and partners, and with each other. These four values are the very foundation of our culture, and are fundamental to our continued growth.

2	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

How We Perform

2018 Performance

In 2018, the combination of strong market conditions and great operational performance by our team led to our best year yet at Thermo Fisher Scientific. Our financial results were outstanding:

•	Revenue grew 16% to $24.36 billion

•	GAAP diluted EPS increased 30% to $7.24 and adjusted EPS* increased 17% to $11.12

•	GAAP operating income grew by 28% to $3.78 billion and adjusted operating income* grew by 16% to $5.62 billion

•	And we generated free cash flow* of $3.83 billion

We also continued to effectively deploy our capital in 2018 to create significant shareholder value by:

•	Reducing debt by $2 billion to strengthen our balance sheet following our acquisition of Patheon in 2017

•

Deploying $540 million to complete strategic acquisitions, including a bioprocessing business which added complementary cell culture products to help our customers increase yield during production of biologic drugs

•	Returning capital of $775 million through $500 million of stock buybacks and increasing our dividend by 13% for a total of $275 million

We became a stronger partner for our customers by continuing to successfully execute our growth strategy, which consists of three pillars:

•

High-impact innovation: We invested $1 billion in R&D in 2018 and launched a range of new products that strengthened our offering. Some examples include the Thermo Scientific Q Exactive UHMR mass spectrometer for life sciences research, the Ion GeneStudio S5 Series of next-generation sequencing systems and the Phadia 200 instrument for diagnosing allergies and autoimmune diseases.

•

Scale in high-growth and emerging markets: We continued our excellent growth momentum in emerging and high-growth markets, which now represent 21% of our total revenue, or about $5 billion. We achieved another very strong year in China, where we continued to expand our capabilities. We established a new commercial office and customer training center in Beijing and opened our first Bioprocess Design Center, in Shanghai, to support our customers’ development of biologic drugs.

•

Unique customer value proposition: We continued to strengthen our offering to help our customers accelerate innovation and enhance productivity. Our best example from 2018 is the successful integration of Patheon following our acquisition of the business a year ago. Adding these drug development and manufacturing services has significantly strengthened our offering for pharma and biotech customers. We can now support them at every stage of the drug lifecycle, from research, to development, through clinical trials, all the way to commercial production.

All of these achievements are designed to make Thermo Fisher Scientific a stronger partner for our customers. And when we help them achieve their goals, society benefits. Here are some examples from 2018:

•	A clinical-stage biotech company is relying on our pharmaceutical services to help them develop a breakthrough treatment for two serious genetic metabolic disorders

•	We are providing 100 environmental monitoring systems to the cities of Tai’an and Binzhou in Shandong Province, China, to improve air quality

•	The U.S. Department of Homeland Security is using thousands of our personal radiation detectors to stop potential threats at American borders, airports, railways and coastlines

This is how we fulfill our Mission and is what inspires us to position Thermo Fisher Scientific for an even stronger future.

*

Adjusted EPS, adjusted operating income and free cash flow are financial measures that are not prepared in accordance with GAAP. Appendix A to this proxy statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	3

Long-Term Performance

Our record of delivering total shareholder return (“TSR”) reflects our commitment to long-term shareholder value creation.

TOTAL SHAREHOLDER RETURN

*	Represents average TSR of companies included in our “Peer Group.” See page 45 for list of companies.
**	Represents average TSR of the S&P’s 500 Healthcare and S&P’s 500 Industrial Indices, weighted 70/30, respectively, to approximate the split of our revenue by the end market.

4	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

PROXY STATEMENT SUMMARY

2019 Annual Meeting of Shareholders

DATE AND TIME:	Wednesday, May 22, 2019, at 1:00 p.m. (Eastern time)

PLACE:	Park Hyatt New York, 153 West 57th Street, New York, New York

RECORD DATE:	March 27, 2019

To assist you in reviewing the proposals to be acted upon at our 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”), below is summary information regarding the meeting, each proposal to be voted upon at the meeting and Thermo Fisher’s corporate governance and executive compensation. The following description is only a summary. For more information about these topics, please review Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2018 and the complete Proxy Statement.

Voting Matters

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION
Proposal 1: Election of directors (page 9)	We are asking our shareholders to elect each of the twelve director nominees identified below to serve until the 2020 Annual Meeting of shareholders.	✓ FOR each nominee
Proposal 2: Approval of an advisory vote on executive compensation (page 35)

We are asking our shareholders to cast a non-binding, advisory vote on the compensation of the executive officers named in the Summary Compensation Table. In evaluating this year’s “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2018.

✓ FOR
Proposal 3: Ratification of the selection of the independent auditors (page 77)

We are asking our shareholders to ratify our Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) to act as the independent auditors for Thermo Fisher for 2019. Although our shareholders are not required to approve the selection of PwC, our Board believes that it is advisable to give our shareholders an opportunity to ratify this selection.

✓ FOR

Corporate Governance Highlights

Our Board of Directors (the “Board”) recognizes that Thermo Fisher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework.

✓	Board refreshment and diversity of background and skills remain key areas of focus for us, as evidenced by the recent addition of James Mullen to our Board

✓	Our Bylaws provide for proxy access by shareholders

✓	Our Chairman and CEO positions are separate

✓	All of our directors are elected annually

✓	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority is required to tender his or her resignation

✓	Our shareholders have the right to act by written consent

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	5

Shareholder Engagement Program

Our Board and management are committed to engaging with and listening to our shareholders. Throughout 2018 and into 2019 we engaged with shareholders representing over 50% of our outstanding shares to solicit their feedback on our business and financial performance, governance and executive compensation programs, and environmental and social matters. Members of our investor relations team and senior management participated in each discussion, with certain engagements including a member of our Board. This dialogue has informed our Board’s meeting agendas, and led to governance enhancements that help us address the issues that matter most to our shareholders. This engagement process will assist us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our environmental, social, and governance activities.

6	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Our Director Nominees

Below is an overview of each of the director nominees you are being asked to elect at the 2019 Annual Meeting.

Director	Age	Occupation	Committee Memberships

Marc N. Casper	51	President and Chief Executive Officer, Thermo Fisher Scientific	Strategy and Finance Science and Technology

Nelson J. Chai	53	Chief Financial Officer, Uber Technologies Inc.	Audit Nominating and Corporate Governance

C. Martin Harris	62	Associate Vice President of the Health Enterprise and Chief Business Officer, Dell Medical School at the University of Texas at Austin	Nominating and Corporate Governance Science and Technology

Tyler Jacks	58	David H. Koch Professor of Biology at the Massachusetts Institute of Technology and Director of the David H. Koch Institute for Integrative Cancer Research	Science and Technology Strategy and Finance

Judy C. Lewent	70	Former Chief Financial Officer, Merck & Co., Inc.	Strategy and Finance

Thomas J. Lynch	64	Chairman of the Board and Former Chief Executive Officer, TE Connectivity Ltd.	Audit Compensation

Jim P. Manzi	67	Chairman of the Board of Directors, Thermo Fisher Scientific	N/A

James C. Mullen	60	Former Chief Executive Officer, Patheon N.V. and Former Chief Executive Officer, Biogen Inc.	Strategy and Finance

Lars R. Sorensen	64	Former President and Chief Executive Officer, Novo Nordisk A/S	Nominating and Corporate Governance Strategy and Finance

Scott M. Sperling	61	Co-President, Thomas H. Lee Partners, LP	Compensation Strategy and Finance

Elaine S. Ullian	71	Former President and Chief Executive Officer, Boston Medical Center	Compensation
Dion J. Weisler	51	President and Chief Executive Officer, HP Inc.	Audit

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	7

Executive Compensation Highlights

Overview of Executive Compensation Program

Our executive compensation program is designed with Thermo Fisher’s mission of enabling our customers to make the world a healthier, cleaner and safer place at its core. Being successful, while delivering sustainable value creation for our shareholders in a responsible way, requires the right talent in the right roles focused on a combination of financial and non-financial performance.

Compensation of the Company’s executive officers named in the summary compensation table set forth under the heading “EXECUTIVE COMPENSATION” (the “Named Executive Officers” or “NEOs”) is delivered in base salary, an annual cash incentive and a mix of long-term incentives. This combination balances a focus on retention of talent, achievement of near-term business goals, and sustainable longer-term performance and shareholder value creation. Learn more on page 35.

Alignment with Strategy

For our compensation program to be successful, it needs to effectively align with our key strategic, financial and operational goals. We achieve this by delivering the majority of compensation in the form of at-risk variable pay.

The performance measures that apply to annual and long-term incentive awards reflect both our focus on organic top line growth, along with operational efficiency and profitability. To ensure alignment with shareholder value creation we also assess total shareholder return relative to some of the highest performing companies in the S&P 500.

Learn more about our performance measures and why they matter on page 39.

CEO	Other Named Executive Officers (Aggregate)

Key Activities in 2018

During 2018, in addition to their typical annual activities, the Compensation Committee reviewed feedback collected as part of the extensive shareholder outreach efforts, as it related to executive compensation. This feedback was a critical input into a comprehensive review of the executive compensation program design during the year. As a result, the Committee approved select changes for 2019 and updated the Compensation Discussion & Analysis to enhance clarity and transparency around our executive compensation programs. Learn more on page 37.

8	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Compensation Governance

Our Compensation Committee also recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO		WHAT WE DON’T DO
✓	Benchmark compensation levels against appropriate companies operating in similar industries, of a similar size and business complexity	×	No tax gross ups
✓	Reference the market median when reviewing compensation for our CEO, and effective in 2019, for all of our named executive officers	×	No plans that encourage excessive risk
✓	Clawback policy for the recoupment of compensation in certain situations	×	No guaranteed pay increases
✓	Regular shareholder engagement related to compensation	×	No guaranteed bonuses or equity awards
✓	Caps under our performance-based incentive plans (annual cash incentive payout limit and share cap under performance-based long-term plans)	×	No dividends paid on equity awards prior to vesting

✓	Robust stock ownership requirements	×	No hedging or pledging of Company stock
✓	Two year holding requirement on 50% of net stock vesting under the CEO’s time-and performance-based restricted stock units	×	No excessive perquisites
✓	Engage an independent compensation consultant	×	No pension or SERPs (with the exception of legacy accumulated benefits from acquired companies)
✓	Deliver the majority of compensation in the form of at-risk, variable pay
✓	Align pay with performance and Company strategy
✓	Double-trigger change in control provisions

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

What Are You Voting On?

We are asking our shareholders to elect the 12 director nominees listed below to serve on the Board for a term expiring at the next annual meeting of shareholders. Information about the Board and each director nominee is included in this section.

Voting Recommendation

After consideration of the individual qualifications, skills and experience of each of our director nominees and his or her prior contributions to the Board, we believe that a Board composed of the 12 director nominees would be well-balanced and effective.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	9

The Board, upon recommendation from the Nominating and Corporate Governance Committee, has nominated 12 directors for election at the 2019 Annual Meeting. Each of the directors elected at the 2019 Annual Meeting will hold office until the annual meeting of shareholders to be held in 2020 and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Each of the director nominees currently serves as a member of the Board of Directors.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” each of the director nominees presented below. If, at the time of the meeting, one or more of the director nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining director nominees and for any substitute director nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board knows of no reason why any of the director nominees will be unavailable or unable to serve. Proxies cannot be voted for a greater number of persons than the director nominees listed.

Director Nominee Skills, Experience, and Background

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and in order to align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experience, and background:

10	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

The following is a summary of some of the skills, experience, and background that our director nominees bring to the Board:

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	11

Nominees and Incumbent Directors

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they currently hold directorships or have held directorships during the past five years. We have also presented information below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. Information regarding their beneficial ownership of the Company’s common stock, par value $1.00 per share (“Common Stock”), is reported under the heading “SECURITY OWNERSHIP.”

Marc N. Casper

President and CEO

Director Since: 2009

Professional Highlights:

○    Thermo Fisher Scientific Inc.

○    President and CEO (2009 - Present)

○    Executive VP and COO (2008 - 2009)

○    Executive VP (2006 - 2008)

○   Thermo Electron Corporation

○    Senior VP (2005 - 2006)

○    Senior VP and President, Life and Laboratory Sciences Group (2003 - 2005)

○    VP, Life and Laboratory Sciences Sector (2002 - 2003)

○    VP, Life Sciences Sector (2001 - 2002)

Independent: No Age: 51 Other current directorships: ○ USBancorp

As the only member of the Company’s management to serve on the Board, Mr. Casper contributes a deep and valuable understanding of Thermo Fisher history and day-to-day operations. This contribution is stemmed further from Mr. Casper’s 20-plus years in the life sciences and healthcare equipment industry, and his long standing employment with the Company. Additionally, Mr. Casper’s experience as the Chief Executive Officer of the Company, and previously serving in various senior level management roles, enables him to provide strategic leadership skills and financial acumen and expertise that are invaluable to the Board.

Key Skills and Experience:

Nelson J. Chai

Director Since: 2010

Professional Highlights:

○    CFO, Uber Technologies Inc.
(2018 - Present)

○    President and CEO, The Warranty Group (2017 - 2018)

○    President, CIT Group (2011 - 2015)

○    Executive VP, Chief Administrative Officer and Head of Strategy, CIT Group (2010 - 2011)

○    President, Asia-Pacific, Bank of America Corporation (2008 - 2010)

○    Executive VP and CFO, Merrill Lynch & Co. (2007 - 2008)

Independent: Yes Age: 53 Other current directorships: ○ None

Mr. Chai’s broad background and experience makes him a suitable and valued member of our Board. Mr. Chai has held executive management positions in a variety of industries and organizations, including his current role as Chief Financial Officer of Uber Technologies Inc., a ridesharing company, and prior roles as President and CEO of The Warranty Group, a provider of specialty insurance products, and President of CIT Group, a financial institution. As a result of his vast background, Mr. Chai brings valuable CEO and strategic leadership, financial acumen and expertise, and accounting experience to our Board.

Key Skills and Experience:

12	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

C. Martin Harris

Director Since: 2012

Professional Highlights:

○    Associate VP and Chief Business Officer, University of Texas Austin, Dell Medical School (2016 - Present)

○    Cleveland Clinic Hospital

○    Chief Strategy Officer, The Cleveland Clinic Foundation (2009 - 2016)

○    Chief Information Officer and Chairman, Information Technology Division (1996 - 2016)

○    Staff Physician, Foundation Department of General Internal Medicine (1996 -2016)

Independent: Yes Age: 62 Other current directorships: ○ Invacare Corporation ○ HealthStream Inc. ○ Colgate-Palmolive Company

Dr. Harris provides valuable insight and perspective on the healthcare industry stemming from his current role as Chief Business Officer of Dell Medical School of the University of Texas, Austin, and his previous long-standing career as a physician and Chief Information Officer of Cleveland Clinic Hospital, and Chief Strategy Officer of the Cleveland Clinic Foundation. Dr. Harris has been a strategic leader in healthcare organizations, and also brings valuable board-level experience from his many years served on public company boards in the healthcare industry, including his experience serving on various committees, including the Audit, Nominating and Corporate Governance, and Compensation committees.

Key Skills and Experience:

Tyler Jacks

Director Since: 2009

Professional Highlights:

○    Investigator, Howard Hughes Medical Institute (2002 - Present)

○    Massachusetts Institute of Technology, Koch Institute

○    Director, Center for Cancer Research (2001 - Present)

○    Professor, Department of Biology and Center for Cancer Research (2000 - Present)

Independent: No Age: 58 Other current directorships: ○ Amgen, Inc.

Dr. Jacks’ brings to the Board the benefits of his significant experience of many years in the cancer research industry. He has worked for nearly 20 years at Massachusetts Institute of Technology, Koch Institute, a cancer research institution, as a professor in the Department of Biology, and Director of the Center for Cancer Research. Dr. Jacks brings valuable board-level and industry specific experience from his years serving on public company boards in the biotechnology industry and as a member of multiple scientific advisory boards of biotechnology companies, pharmaceutical companies and academic institutions, including his experience serving on various committees, such as the Corporate Responsibility and Compliance and Nominating and Corporate Governance committees.

Key Skills and Experience:

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	13

Judy C. Lewent
Director Since: 2008 Professional Highlights: ○ Merck & Co., Inc. ○ Chief Financial Officer (1990 - 2007) ○ Executive VP (2001 - 2007) ○ President, Human Health Asia (2003 - 2005)	Independent: Yes Age: 70 Other current directorships: ○ Motorola Solutions, Inc. ○ GlaxoSmithKline plc.

Ms. Lewent’s nearly 20 years in executive management roles at Merck & Co., Inc., a global pharmaceutical company, enables her to bring valuable experience in a highly regulated industry to the Board. With her experience as the former Chief Financial Officer and Executive Vice President of Merck, Ms. Lewent brings financial acumen and expertise, strategic leadership skills and international experience to the Board. Ms. Lewent also brings valuable board-level experience from her many years served on public company boards, including her experience serving on various committees, such as the Audit, Nominating and Corporate Governance, and Science committees.

Key Skills and Experience:

Thomas J. Lynch
Director Since: 2009 Professional Highlights: ○ TE Connectivity, Ltd. ○ Chairman (2018 - Present) ○ Executive Chairman (2017 - 2018) ○ Chairman & CEO (2013 - 2017) ○ Director; CEO (2006 - 2017)	Independent: Yes Age: 64 Other current directorships: ○ TE Connectivity Ltd. ○ Cummins Inc. ○ Automatic Data Processing, Inc.

Mr. Lynch’s many years as the former Chief Executive Officer of TE Connectivity Ltd., a comparably-sized global company in the consumer electronics industry, enables him to bring valuable experience to the Board, such as strategic leadership skills, financial expertise, and international experience. Mr. Lynch also brings valuable board-level experience from his service on public company boards.

Key Skills and Experience:

Jim P. Manzi

Chairman of the Board

Director Since: 2000

Chairman Since: 2007, and from January 2004 to November 2006

Professional Highlights:

○    Chairman, Stonegate Capital (1995 - Present)

○    Chairman, President and CEO, Lotus Development Corporation (1984 - 1995)

Independent: Yes Age: 67 Other current directorships: ○ None

Mr. Manzi brings to the Board valuable strategic leadership skills, operational management expertise and overall business acumen, as a result of his senior-level management experience leading Lotus Development Corporation, as Chief Executive Officer, prior to its acquisition, and his current role as Chairman of Stonegate Capital, a private equity firm. Mr. Manzi also brings valuable knowledge of the Company due to his nearly 20 years as a member of our Board, which we believe provides our Board with specific expertise and insight into our business.

Key Skills and Experience:

14	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

James C. Mullen
Director Since: 2018 Professional Highlights: ○ Chief Executive Officer, Patheon N.V. (2011 - 2017) ○ Chief Executive Officer, Biogen Inc. (2000 - 2010)	Independent: Yes Age: 60 Other current directorships: ○ Editas Medicine Inc. Previously held directorships: ○ Insulet Inc.

Mr. Mullen brings valuable industry knowledge to the Board, due to his 35 years of extensive management experience and his senior leadership background in the pharmaceutical and biotechnology industries. Mr. Mullen served as Chief Executive Officer of Patheon, a pharmaceutical contract development and manufacturing organization, prior to its acquisition by the Company in 2017, and as Chief Executive Officer of Biogen, Inc. We believe this experience provides our Board with specific expertise and insight into our business. Mr. Mullen also brings valuable board-level experience from his service on the boards of public companies in the pharmaceutical industry, including his experience serving on various committees, such as the Compensation and Nominating and Corporate Governance committees.

Key Skills and Experience:

Lars R. Sørensen
Director Since: 2016 Previously served as a director: 2011 - 2015 Professional Highlights: ○ President & CEO, Novo Nordisk A/S (2000 - 2017)	Independent: Yes Age: 64 Other current directorships: ○ Essity Aktiebolag Previously held directorships: ○ Carlsberg AS

Mr. Sorensen brings to the Board valuable strategic leadership skills, financial expertise, industry background, and international experience as a result of his long-standing tenure as Chief Executive Officer at Novo Nordisk A/S, a global healthcare company. Mr. Sorensen also brings valuable board-level experience from his years of serving on public company boards in the life sciences industry.

Key Skills and Experience:

Scott M. Sperling
Director Since: 2006 Professional Highlights: ○ Co-President, Thomas H. Lee Partners, LP (1994 - Present)	Independent: Yes Age: 61 Other current directorships: ○ Agiliti Health, Inc. ○ iHeart Media, Inc. ○ The Madison Square Garden Company

Mr. Sperling brings to the Board valuable strategic leadership skills, and corporate finance and acquisition experience due to his current role serving as Co-President of Thomas H. Lee Partners LP., a private equity firm. Mr. Sperling also brings valuable board-level experience from serving on public company boards, including his experience serving on the Nominating and Corporate Governance committees.

Key Skills and Experience:

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	15

Elaine S. Ullian
Director Since: 2001 Professional Highlights: ○ President & CEO, Boston Medical Center (1996 - 2010)	Independent: Yes Age: 71 Other current directorships: ○ Vertex Pharmaceuticals, Inc. Previously held directorships: ○ Hologic Inc.

Ms. Ullian brings valuable experience to the Board stemming from her long-standing career at Boston Medical Center, an academic medical center, as President and Chief Executive Officer, including strategic leadership skills and industry knowledge. Ms. Ullian also brings valuable board-level and industry related experience from many years serving on public company boards in the pharmaceutical and life sciences industry, including her experience serving on various committees, such as the Nominating and Corporate Governance committees.

Key Skills and Experience:

Dion J. Weisler

Director Since: 2017

Professional Highlights:

○    President & CEO, HP Inc. (2015 - Present)

○    Hewlett-Packard Co.

○    Executive VP, Printing and Personal Systems (2013 - 2015)

○    Senior VP, Printing and Personal Systems (2012 - 2013)

Independent: Yes Age: 51 Other current directorships: ○ HP, Inc.

Mr. Weisler brings to the Board valuable strategic and senior management leadership skills, financial expertise, international experience, and M&A experience due to his current role serving as Chief Executive Officer at HP Inc., an information technology company. Mr. Weisler also brings valuable board-level experience from his service on a public company board during his time at HP Inc.

Key Skills and Experience:

16	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

CORPORATE GOVERNANCE

General / Overview

The Board has adopted Corporate Governance Guidelines to assist the Board in exercising its duties and to best serve the interests of the Company and its shareholders. In addition, the Company has adopted a Code of Business Conduct and Ethics that encompasses the requirements of the rules and regulations of the Securities and Exchange Commission (“SEC”) for a “code of ethics” applicable to principal executive officers, principal financial officers, principal accounting officers or controllers, or persons performing similar functions. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. The Company intends to satisfy SEC and New York Stock Exchange (“NYSE”) disclosure requirements regarding amendments to, or waivers of, the Code of Business Conduct and Ethics by posting such information on the Company’s website. We may also use our website to make certain disclosures required by the rules of the NYSE, including the following:

•	the identity of the presiding director at meetings of non-management or independent directors;

•	the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group;

•

the identity of any member of the Company’s audit committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s audit committee; and

•

contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of the Company and our shareholders. In particular, we have adopted the following policies and procedures:

✓

Proxy access. Our bylaws provide for proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of Thermo Fisher’s outstanding common stock continuously for at least three years, to nominate and include in our proxy materials qualifying director nominees constituting up to the greater of (i) 20% of the number of directors currently serving or (ii) two nominees.

✓	Declassified Board of Directors. Our bylaws provide that all of our directors will stand for election for a term expiring at the next annual meeting of shareholders.

✓

Majority Voting for Election of Directors. Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board would then determine whether to accept and publicly disclose that determination.

✓	No Hedging or Pledging Policy. We prohibit all hedging and pledging transactions involving Company securities by our directors and officers.

✓

Separation of Chief Executive Officer and Chairman Roles. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the Board.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.thermofisher.com or by writing to:

Investor Relations Department

Thermo Fisher Scientific Inc.

168 Third Avenue

Waltham, MA 02451

Phone: 781-622-1111

Email: investorrelations@thermofisher.com

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	17

Director Nomination Process

The Nominating and Corporate Governance Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. It will consider shareholder recommendations for director nominees that are sent to the Nominating and Corporate Governance Committee to the attention of the Company’s Secretary at the principal executive office of the Company.

Role of the Nominating and Corporate Governance Committee

The process for evaluating prospective nominees for director, including candidates recommended by shareholders, includes meetings from time to time to evaluate biographical information and background material relating to prospective nominees, interviews of selected candidates by members of the Nominating and Corporate Governance Committee and other members of the Board, and application of the Company’s general criteria for director nominees set forth in the Company’s Corporate Governance Guidelines. These criteria include the prospective nominee’s integrity, business acumen, age, experience, commitment, and diligence. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and, with respect to members of the Audit Committee, financial expertise.

After completing its evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has from time to time engaged a search firm to facilitate the identification, screening and evaluation of qualified, independent candidates for director to serve on the Board.

Retirement Policy

Under Thermo Fisher’s Corporate Governance Guidelines, a director is required to retire when he or she reaches age 72. A director elected to the Board prior to his or her 72nd birthday may continue to serve until the annual shareholders meeting following his or her 72nd birthday. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interests of the Company.

How We Assess Director Independence

Board Members

The Company’s Corporate Governance Guidelines require a majority of our directors to be independent within the meaning of the NYSE listing requirements. The Board has determined that all of our director nominees (listed under “Election of Directors” on page 9) other than Mr. Casper and Dr. Jacks are independent, and previously determined that William G. Parrett, who served on the Board until the 2018 Annual Meeting of Shareholders was independent.

•

The Board’s guidelines. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company. The Board has adopted the following standards to assist it in determining whether a director has a material relationship with the Company, which can be found in the Company’s Corporate Governance Guidelines, on the Company’s website at www.thermofisher.com. Under these standards, a director will not be considered to have a material relationship with the Company if he or she is not:

•	A director who is (or was within the last three years) an employee, or whose immediate family member is (or was within the last three years) an executive officer, of the Company;

•

A director who is a current employee or greater than 10% equity owner, or whose immediate family member is a current executive officer or greater than 10% equity owner, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

18	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

•

A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; a director who is a current employee of a firm that is the Company’s internal or external auditor; a director whose immediate family member is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

A director who is (or was within the last three years), or whose immediate family member is (or was within the last three years), an executive officer of another company where any of the Company’s current executive officers at the same time serve or served on the other company’s compensation committee;

•

A director who is (or was within the last three years) an executive officer or greater than 10% equity owner of another company that is indebted to the Company, or to which the Company is indebted, in an amount that exceeds one percent (1%) of the total consolidated assets of the other company; and

•

A director who is a current executive officer of a tax exempt organization that, within the last three years, received discretionary contributions from the Company in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. (Any automatic matching by the Company of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

Ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships or amounts not covered by these standards, the determination of whether a material relationship exists shall be made by the other members of the Board who are independent (as defined above).

•

Applying the guidelines in 2018. In assessing director independence for 2018, the Board considered relevant transactions, relationships and arrangements, including relationships between Board members and the Company. For details, see “Relationships and Transactions Considered for Director Independence” below.

Committee Members

All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee must be independent, as defined by the Company’s Corporate Governance Guidelines. Some committee members must also meet additional standards:

•

Additional standards for Audit Committee members. Under a separate SEC independence requirement, Audit Committee members may not accept any consulting, advisory or other fees from the Company, except compensation for Board service, and cannot be an affiliate of the Company.

•

Additional standards for Compensation Committee members. In determining that Compensation Committee members are independent, NYSE rules require the Board to consider their sources of compensation, including any consulting, advisory or other compensation paid by the Company.

The Board has determined that all members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent and also satisfy any committee-specific independence requirements.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	19

Relationships and Transactions Considered for Director Independence

Thermo Fisher Transaction & 2018 Magnitude

Director nominee	Organization	Relationship	Purchases from Thermo Fisher Less than the greater of 2% of the other company’s revenue and $1m	Sales to Thermo Fisher Less than the greater of 2% of the other company’s revenue and $1m
Chai	Uber Technologies Inc.	CFO	N/A
Harris	University of Texas	Executive		N/A
	Howard Hughes Medical Institute*	Investigator		N/A
Jacks†	Massachusetts Institute of Technology	Professor and Director of David H. Koch Institute of Integrative Research		N/A
	Dragonfly Therapeutics, Inc.	Greater than 10% equity owner		N/A
Lynch	TE Connectivity	Chairman
Weisler	HP Inc.	CEO & Director
All directors	Various charitable organizations	Executive	Charitable contributions from Thermo Fisher <2% of the organization’s revenues

*

While the Company’s 2018 sales to Howard Hughes Medical Institute (“HHMI”) were under the 2% threshold (as were 2017 sales), the Company’s 2016 sales to the organization represented approximately 4% of HHMI’s 2016 consolidated gross revenues.

†	As a result of his relationship with HHMI, Dr. Jacks is not deemed independent under the Company’s Corporate Governance Guidelines.

How We Evaluate the Board’s Effectiveness

Annual Evaluation Process

Each year, our Board conducts a comprehensive self-evaluation in order to assess its own effectiveness and Board dynamics, and identify areas for enhancement. Our Board’s annual self-evaluation also is a key component of its director nomination process and succession planning.

The Nominating and Corporate Governance Committee (the “N&CG Commitee”) reviews and determines the overall process, scope, and content of our Board’s annual self-evaluation process. Each of our Nominating and Corporate Governance, Compensation and Audit Committees also conducts a separate self-evaluation process annually which is led by the respective committee chair.

The following chart reflects the key components of the Board’s annual self-evaluation process. Additional information on the topics covered in the scope of the evaluation is included below.

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Topics Covered During the Board Self-Evaluation

In 2018, the Board self-evaluation included a comprehensive assessment of the following topics, among others:

Board composition, performance, and materials	▶

•   Board composition and performance, including mix of skills, experience, tenure, and background

•   Identification of knowledge, background, and skill-sets that would be useful additions to the Board

•   Board refreshment and succession planning

•   Board materials and management reporting, including the quality of materials and Board member interactions with management

Structure and effectiveness	▶

•   Board and committee leadership, responsibilities, and effectiveness

•   Committee structure and functioning, responsibilities, communication, and reporting from committees to the Board

•   Effectiveness of meeting structure

Board responsibilities	▶

•   Knowledge of the Company

•   Strategic planning, including the process, format, and materials for the Board’s strategy review sessions

•   Talent management and succession planning for the CEO and other senior management, including diversity and inclusion

•   Candor of communications with the CEO

Board Diversity and Board Tenure

We believe that the varied perspectives and experiences resulting from having a diverse board of directors enhances the quality of decision making. We also believe diversity can help the board identify and respond more effectively to the needs of customers, shareholders, employees, suppliers and other stakeholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Board and the Nominating and Corporate Governance Committee believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interest of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. The Board and the Nominating and Corporate Governance Committee consider a number of demographics including, but not limited to, race, gender, ethnicity, age, culture and nationality in seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. Director nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

In addition, we believe that having directors with differing tenures is important in order to provide both fresh perspectives and deep experience and knowledge of the Company. The Board believes that a mix of long- and short-tenured directors ensures an appropriate balance of view and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess and the fresh perspectives contributed by newer directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed two new directors since 2017.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	21

Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 12 director nominees:

Director Attendance

The Board met 7 times during 2018. During 2018, each of our directors attended at least 75% of the total number of meetings of the Board and the committees of which such director was a member. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as Strategy and Finance, and Science and Technology Committees. The Company encourages, but does not require, the members of its Board to attend the annual meeting of shareholders. Last year, 10 of the 11 then-serving directors attended the 2018 Annual Meeting of Shareholders.

22	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Board Committees

Audit Committee
Chair: Nelson J. Chai

The Audit Committee is responsible for:

•  assisting the Board in its oversight of the integrity of the Company’s financial statements;

•  overseeing the Company’s compliance with legal and regulatory requirements;

•  assessing the independent auditor’s qualifications and independence; and

•  overseeing the performance of the Company’s internal audit function and independent auditors

Certain responsibilities of our Audit Committee and its activities during 2018 are described in the Report of the Audit Committee in this proxy statement under the heading “AUDIT COMMITTEE REPORT.”

Additional Committee Members: Thomas J. Lynch Dion J. Weisler Meetings Held in 2018: 12 • All Members Are Independent, Financially Literate • All Members qualify as Audit Committee Financial Experts

Compensation Committee
Chair: Thomas J. Lynch

The Compensation Committee is responsible for:

•  reviewing and approving compensation matters with respect to the Company’s chief executive officer and its other officers;

•  reviewing and recommending to the Board management succession plans; and

•  administering equity-based plans.

Certain responsibilities of our Compensation Committee and its activities during 2018 are described in this proxy statement under the heading “Compensation Discussion and Analysis.” The Compensation Committee also periodically reviews our director compensation, and makes recommendations on this topic to the Board as it deems appropriate, as described under the heading “DIRECTOR COMPENSATION.”

Role of Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Since October 2007, the Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer does not provide any other services to the Company and the Compensation Committee has determined that Pearl Meyer’s work for the Compensation Committee does not raise any conflict of interest.

The consultant compiles information regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its peer group (see page 44 of this proxy statement for further detail regarding the peer group), analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs, and provides advice to the Compensation Committee regarding the Company’s programs. The consultant also provides information regarding emerging trends and best practices in executive compensation.

The consultant retained by the Compensation Committee reports to the Compensation Committee Chair and has direct access to Committee members. The consultant periodically meets with members of the Committee either in person or by telephone.

Additional Committee Members: Scott M. Sperling Elaine S. Ullian Meetings Held in 2018: 7 • All Members Are Independent

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	23

Nominating and Corporate Governance Committee
Chair: Lars R. Sorensen

The Nominating and Corporate Governance Committee is responsible for:

•  identifying persons qualified to serve as members of the Board;

•  recommending to the Board persons to be nominated by the Board for election as directors at the annual meeting of shareholders and persons to be elected by the Board to fill any vacancies; and

•  recommending to the Board the directors to be appointed to each of its committees.

In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company (as well as reviewing and reassessing the adequacy of such guidelines as it deems appropriate from time to time) and overseeing the annual self-evaluation of the Board.

Additional Committee Members: Nelson J. Chai C. Martin Harris Meetings Held in 2018: 5 • All Members Are Independent

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Our Board’s Role in Risk Oversight

The Board

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with our management having day-to-day responsibility for assessing and managing our risk exposure and the Board having ultimate responsibility for overseeing risk management with a particular emphasis on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, regulatory, compliance and reputational risks. Management periodically provides risk assessment reports to the Board and regularly provides updates to the Board related to legal and compliance risks and cybersecurity. The Board’s consideration of risk is not limited to discussions during Board and committee meetings. Rather, the Board communicates with senior management individually concerning our most significant risks whenever it deems such communications to be appropriate.

The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to the Board committees for further consideration and evaluation. Generally, each committee has responsibility to identify and address risks that are associated with the purpose of, and responsibilities delegated to, that committee. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. Certain risk topics may be brought to the full Board for consideration where deemed appropriate to ensure broad Board understanding of the nature of the risk. The Board has not established a specific risk committee because the Board believes that the most significant risks the Company faces are most properly directly overseen by the full Board or, in certain cases, the appropriate standing committee which considers the risks within its area of responsibility.

Audit Committee

•   Assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements.

•   Discusses with management the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

•   Discusses with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures.

•   Oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

•   Reviews cybersecurity and other risks relevant to the Company’s information system controls and security.

Compensation Committee

•   Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•   Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices.

Nominating and Corporate Governance Committee

•   Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors, and corporate governance.

•   Oversees risks associated with the Company’s corporate responsibility and sustainability efforts.

Strategy and Finance Committee

•   Oversees the Company’s capital allocation framework, including prioritization, significant decisions and risk considerations related to the Company’s financial resources, capital structure and investments and uses of cash.

•   Oversees risks related to the competitive landscape for the Company’s products and services, and significant exposures related to customers, counterparties or projects.

•   Reviews cash flows and capital generation versus existing targets and plans.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	25

Executive Sessions

Independent directors meet at least twice a year in an executive session without management and at such other times as may be requested by any independent director. Jim P. Manzi, as the Chairman of the Board, presides at the meetings of the Company’s independent directors held in executive session without management.

Shareholder Engagement

We are committed to an active and robust shareholder engagement program. We believe that understanding the perspectives of our shareholders is a key component of good corporate governance. The goals of our shareholder engagement program include:

•	Providing visibility and transparency into our business, our financial and operational performance and our strategy;

•	Determining which issues are important to our shareholders and sharing our views on those issues; and

•	Discussing and seeking feedback on our business and our executive compensation and corporate governance policies and practices and our sustainability initiatives.

How We Engage

We approach shareholder engagement as an integrated, year-round process involving our investor relations team, senior management and a member of the Board as appropriate and/or requested. This includes participation in investor conferences and other formal events and one-on-one meetings and conference calls throughout the year.

Outreach Around Governance

Throughout 2018 and into 2019 we engaged with shareholders representing over 50% of our outstanding shares to solicit their feedback on our business and financial performance, governance and executive compensation programs, and environmental and social matters. Members of our investor relations team and senior management participated in each discussion, with certain engagements including a member of our Board.

Key Topics Discussed with Shareholders

In the engagements with our shareholders during 2018 and early 2019, we gained valuable feedback on several issues and topics of mutual interest, including those listed below by enhancing our engagement efforts to include a greater number of discussions regarding corporate governance, executive compensation and environmental and social issues.

What We Learned from our Meetings with Shareholders

•  Shareholders appreciated being engaged on governance in general and specifically on executive compensation policies and design, corporate governance issues and environmental and social issues, and suggested that we enhance our proxy statement disclosure to provide a better picture of the Company’s practices in these areas

•  A strong majority of the institutional shareholders we spoke with expressed support for our executive compensation program and generally commented that they viewed it as aligned with performance and shareholder interests. They suggested we enhance our proxy statement disclosure to provide greater transparency on our program

•  Some investors preferred we target market median in our executive compensation programs and use separate metrics in our short and long term incentive programs, and suggested we explain our reasoning if taking a different approach

•  Shareholders understand our Mission and the role that our environmental, social and governance (“ESG”) practices play in that. They acknowledged our strong ESG practices and suggested enhancements to the breadth and depth of our disclosures in this area

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Governance and Compensation Enhancements Informed by Shareholder Input

Our Board evaluates and reviews input from our shareholders in considering their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our shareholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation activities, which our Board believes are in the best interest of the Company and our shareholders. For example, after considering input from shareholders and other stakeholders, we:

•  Enhanced our shareholder engagement efforts to include a greater number of discussions regarding corporate governance, executive compensation and environmental and social issues

•  Provided disclosure around our shareholder engagement program by including details of our program in our proxy statement

•  Changed market reference point for compensation paid to our NEOs to median (other than our CEO, for whom the market reference point was already median), which will be used from 2019

•  Replaced adjusted EPS with adjusted net income as a performance metric in 2019 annual incentive plan

•  Enhanced our Compensation Discussion and Analysis disclosure to help readers better understand the compensation program features, rationale for metric selection, and impact of prospective changes made, and to better enable readers to tie the overall business strategy to pay results

•  Enhanced our ESG disclosure in 2019 by including ESG highlights in our proxy statement

•  Enhanced our corporate governance disclosure regarding our Board’s practices, including regarding our directors’ skills, their self-evaluation process, and oversight of risk

•  Included disclosure on our political activities and lobbying in our proxy statement, with a detailed discussion of our participation in the political process

Also see “Shareholder Outreach Around Executive Compensation” on page 42 for a more detailed discussion of our compensation-related shareholder engagement.

Communications from Shareholders and Other Interested Parties

The Company has a process in place for shareholders and other interested parties to send communications to the Board or any individual director or groups of directors, including the Chairman of the Board and the independent directors. Shareholders and other interested parties who desire to send communications to the Board or any individual director or groups of directors should write to the Board or such individual director or group of directors care of the Company’s Corporate Secretary, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451. The Corporate Secretary will relay all such communications to the Board, or individual director or group of directors, as the case may be.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	27

Corporate Social Responsibility

At Thermo Fisher, everything we do begins with our Mission – to enable our customers to make the world healthier, cleaner and safer. We also believe that our 4i Values of Integrity, Intensity, Innovation and Involvement create a culture in which our colleagues can share their talents and perspectives and are empowered to make a difference for our customers, for each other, for our communities and for the environment.

Our corporate social responsibility (“CSR”) strategy is our commitment to make a positive impact through all that we do. Our approach is built on a framework of four key pillars: Operational Integrity, Colleagues, Communities and Environment.

Operational Integrity

We take measures to ensure strong global citizenship practices both internally and across all our business relationships. We are committed to conducting our business ethically and in full compliance with our internal systems and the laws of the countries where we operate with rigor around governance & ethics, supply chain transparency, and compliance with environmental, health and safety regulations and quality management standards.

Supply Chain

We also believe that part of being a responsible corporate citizen and business partner is promoting diversity not only within our operations but also among those with whom we conduct business. We work with companies owned and operated by minorities, women, veterans, members of the LGBT community, and people with disabilities to help them grow their businesses. We source from 4,300+ small and/or diverse suppliers with over $895M in spend.

Colleagues

Creating a culture where colleagues are able to make connections and work as one global team is vital because it generates better outcomes for our colleagues and for our customers. That’s why we strive to connect our teams in new and innovative ways, embrace unique perspectives, empower our colleagues to improve our business and culture, and provide resources to allow our colleagues to reach their full potential.

Diversity and Inclusion

Diversity and inclusion (“D&I”) at Thermo Fisher is integral to our growth strategy and aligns with our 4i Values of Integrity, Intensity, Innovation and Involvement. We are committed to creating a global environment that embraces and leverages the unique qualities and differences of every individual colleague.

We integrate D&I metrics and data analysis into our business and human resources operations to enable meaningful actions that continue to progress and reinforce inclusive behaviors. We support our D&I culture through regular development offerings, trainings, and employee communications.

We also promote an inclusive culture through our D&I Recruiting Council and Employee Resource Group (“ERG”) members, who provide thought leadership on our D&I efforts. Through our D&I Recruiting Council we have developed relationships with key external diversity focused organizations to recruit top talent from underrepresented ethnic groups. Our ERGs, now structured with an executive sponsor and global leader, bring together colleagues through seven groups: African heritage, differing abilities, Latino heritage, LGBTA, millennials, women and veterans. With nearly 100 chapters worldwide, ERGs invite and embrace the many elements of diversity to promote learning, advancement and engagement within the Company, focusing on four key areas: acquiring talent, communicating value, developing careers and supporting the community.

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Colleague Safety

We are intensely focused on our commitment to provide our colleagues with a safe and secure work environment. For example, during 2018 our global security team launched the Everbridge Mass Notification System in North America to enable multichannel communication to colleagues in the event of an emergency.

Communities

Thermo Fisher Scientific supports the next generation of thinkers and leaders with in-kind, financial and volunteer support programs that encourage students to explore and develop their interest in STEM (science, technology, engineering and math). In addition, our Mission as a company spurs us to share our resources with the communities in which we operate.

STEM Education Support

By leveraging our colleagues, products and expertise, we have engaged thousands of students through three signature STEM education programs: STEM-credible Kits, STEM Design Challenge and Innovation Nation, with two new activities added to the Innovation Nation portfolio of activities in the last year – water quality and nanotechnology. Through these programs in 2018, our colleagues representing 22 countries have introduced students to our skilled workforce, our products, facilities and industry expertise. Thermo Fisher also maintains a corporate partnership with the Boys and Girls Club of

America to help the organization expand its STEM program for thousands of youth across the United States.

Volunteerism

In 2018, our colleagues contributed 107,141 hours of community service globally. Through our 100+ employee-led Community Action Councils (“CAC”), our colleagues are empowered to connect directly with their local communities, working with non-profit organizations and schools to drive support and awareness for causes important to the site’s colleagues.

Several of our CACs around the world received recognition in 2018 for their community involvement activities. For example, Cegos Group, a global services and solutions consulting company, recognized the CAC model in Spain and Portugal for its ability to empower colleagues to be the architects of social action projects and to develop themselves personally and professionally. One highlight of the Spain CAC in 2018 was installing a laboratory to promote hands-on science experimentation in the poverty stricken area of Los Pajaritos, Seville.

Additionally, our China CAC was awarded the Outstanding CSR Practice Award by the China Business Network, a leading financial and business media in China. The award recognized the team’s CSR initiatives including the Little Scientists program, launched jointly by Thermo Fisher and the China Youth Development Foundation, which has brought science boxes and the fun of learning science to more than 50,000 students across the country.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	29

Our Giving

Our Charitable Giving Program provides our colleagues with a platform to engage with charities that they care about through volunteer engagement and employee donations, for which eligible gifts will be given a 50% match by the Company. In 2018, our colleagues initiated fundraisers to provide financial assistance to those impacted by wildfires, flooding and hurricanes. Our colleagues in India were recognized by the Indian Red Cross Society (Maharashtra

State Branch) for their contributions towards the Kerala Flood Relief. In total, over $1.75 million was donated in 2018, supporting nearly 1,700 charities focused on education, disaster relief, and numerous other causes.

In 2018, over 250 students benefitted from university scholarships provided by Thermo Fisher, including a merit-based program for children of our colleagues and a STEM-focused program supporting qualified students at our four partner universities around the globe. The over $1.1 million in scholarships represents our commitment to our colleagues and STEM education; we know that investing in education is our investment in the future.

Environment

We continually look for ways to be a more responsible business partner for our customers. This commitment inspires innovations that reduce the resources we consume and the waste we generate while providing our customers with the means to achieve greater sustainability in their own businesses.

Product Innovation

Our Mission guides us to provide solutions that enable our customers to make the world cleaner. The U.S. Army is one example of an organization leveraging our products to do just that. In 2018, the U.S. Army started testing on the Thermo Scientific Process 11 Parallel Twin-Screw Extruder, using it to produce 3D filament from post-consumer polyethylene terephthalate (PET) found in plastic water bottles, one of the most common waste products left on the battlefield. This filament will be used to 3D print spare parts as needed to increase wartime readiness and reduce dependency on the logistical supply chain. This process will result in a reduction of plastic waste generated, as well as a reduction of cost and lead time for replacement parts needed by troops in remote areas.

We also invest in sustainable solutions that will help customers reduce their environmental footprint. With 48 greener product categories, we strive to provide our customers with alternatives that are less hazardous, more energy efficient and reduce waste, helping them to become more sustainable while improving safety and reducing costs.

Internal Progress

We are also committed to protecting the environment by minimizing our impact on the communities where we operate. We understand the importance of environmental sustainability and have undertaken meaningful efforts over the past several years to responsibly manage our environmental footprint as our company continues to grow.

Our energy-reduction efforts include Variable Frequency Drive installations on HVAC equipment and LED lightbulb retrofits, the latter saving nearly 24k kilowatt hours of energy. As one site-specific energy project example, our Carlsbad, Calif., site installed solar photovoltaic paneling in

2018, which will generate 1.1 kilowatt-hours annually, equivalent to the amount of electricity needed to power 116 homes for a year. This will provide 50% of that building’s energy needs. The solar panels join the Carlsbad campus’s energy portfolio which already includes a one-megawatt fuel cell system and a Tesla Powerpack smart energy storage system that together supply power to buildings used for manufacturing and distribution of over 10,000 products.

30	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 11, 2019, the beneficial ownership of Common Stock by (a) each director and nominee for director, (b) each Name of Executive Officer, (c) all directors and executive officers as a group, and (d) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned
Vanguard Group Inc.	29,944,083	(2)	7.50%
BlackRock, Inc.	26,177,278	(3)	6.56%
Massachusetts Financial Services Company	18,717,002	(4)	4.69%
Marc N. Casper	866,246	(5)	*
Nelson J. Chai	10,611		*
Patrick M. Durbin	67,931	(6)	*
C. Martin Harris	5,106		*
Gregory J. Herrema	105,739	(7)	*
Tyler Jacks	5,070		*
Judy C. Lewent	17,400	(8)	*
Thomas J. Lynch	13,120		*
Jim P. Manzi	28,439		*
James C. Mullen	—	(9)	*
Lars R. Sørensen	6,927		*
Scott M. Sperling	88,409	(10)	*
Mark P. Stevenson	344,596	(11)	*
Elaine S. Ullian	14,252	(12)	*
Dion J. Weisler	2,378	(13)	*
Stephen Williamson	89,833	(14)	*
All directors and executive officers as a group (19 individuals)	1,814,574	(15)	*

*	Less than one percent.

(1)

The address of each of the Company’s executive officers and directors is c/o Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, MA 02451. Except as reflected in the footnotes to this table, shares of Common Stock beneficially owned by executive officers and directors consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power. Generally, stock options granted to the Company’s officers and directors may be transferred by them to an immediate family member, a family trust or family partnership.

(2)

This information was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2019, by The Vanguard Group Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, which reported such ownership as of December 31, 2018. The percentage of shares beneficially owned was calculated using the number of shares of Common Stock outstanding as of February 11, 2019. Vanguard reports sole voting power with respect to 467,654 shares, shared voting power with respect to 89,982 shares, sole dispositive power with respect to 29,394,075 shares, and shared dispositive power with respect to 550,008 shares.

(3)

This information was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2019, by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055, which reported such ownership as of December 31, 2018. The percentage of shares beneficially owned was calculated using the number of shares of Common Stock outstanding as of February 11, 2019. BlackRock has sole voting power with respect to 22,930,955 shares, shared voting and dispositive power with respect to no shares and sole dispositive power with respect to 26,177,278 shares.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	31

(4)

This information was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2019, by Massachusetts Financial Services Company (“MFS”), 111 Huntington Ave., Boston, MA 02199, which reported such ownership as of December 31, 2018. The percentage of shares beneficially owned was calculated using the number of shares of Common Stock outstanding as of February 11, 2019. MFS has sole voting power with respect to 16,853,247 shares, shared voting and dispositive power with respect to no shares and sole dispositive power with respect to 18,717,002 shares.

(5)

Includes 69,330 shares held indirectly, by the Marc N. Casper 2012 Irrevocable Trust, for the primary benefit of Mr. Casper’s minor children, over which Mr. Casper shares dispositive power with the trustee and as to which the trustee has sole voting power; 582,950 shares of Common Stock underlying stock options that are exercisable within 60 days of February 11, 2019; and 37,383 restricted stock units that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019.

(6)

Includes 43,312 shares of Common Stock underlying stock options that are exercisable within 60 days of February 11, 2019 and 6,824 restricted stock units that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019.

(7)

Includes 89,037 shares of Common Stock underlying stock options that are exercisable within 60 days of February 11, 2019 and 8,509 restricted stock units that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019.

(8)

Includes 740 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in Common Stock at the time of distribution (See “DIRECTOR COMPENSATION — Deferred Compensation Plan for Directors”). These units may not be voted or transferred until they become shares of Common Stock.

(9)	Mr. Mullen became a director on November 8, 2018.

(10)

Includes 15,245 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in Common Stock at the time of distribution (See “DIRECTOR COMPENSATION — Deferred Compensation Plan for Directors”). These units may not be voted or transferred until they become shares of Common Stock.

(11)

Includes 232,387 shares of Common Stock underlying stock options that are exercisable within 60 days of February 11, 2019, 36,663 shares of Common Stock underlying stock options that are immediately exercisable if Mr. Stevenson retires, 15,068 restricted stock units that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019, 14,890 restricted stock units that will vest immediately if Mr. Stevenson retires and 469 shares held in the Company’s 401(k) plan by Mr. Stevenson.

(12)

Includes 7,435 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in Common Stock at the time of distribution (See “DIRECTOR COMPENSATION — Deferred Compensation Plan for Directors”). These units may not be voted or transferred until they become shares of Common Stock.

(13)

Includes 1,354 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in Common Stock at the time of distribution (See “DIRECTOR COMPENSATION — Deferred Compensation Plan for Directors”). These units may not be voted or transferred until they become shares of Common Stock.

(14)

Includes 64,543 shares of Common Stock underlying stock options that are exercisable within 60 days of February 11, 2019 and 8,066 restricted stock units that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019.

(15)

Includes, in addition to the items described above for the named executive officers and directors, 534 shares held in the Company’s 401(k) Plan by executive officers other than the named executive officers, 111,623 shares of Common Stock underlying stock options held by executive officers other than the named executive officers that are exercisable within 60 days of February 11, 2019 (or immediately if certain eligible executive officers retire after February 28, 2019), and 7,994 restricted stock units held by executive officers other than the named executive officers that will settle and pursuant to which shares will be delivered within 60 days of February 11, 2019 (or immediately if certain eligible executive officers retire after February 28, 2019).

32	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and beneficial owners of more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company’s securities. Based upon a review of such filings, all Section  16(a) filing requirements applicable to such persons were complied with during 2018.

Public Policy Engagement and Political Participation

Engaging in Public Policy

We operate in a highly regulated and competitive industry. It is fundamental to our business, our colleagues, our customers and our shareholders that we engage globally on public policy issues that may affect our ability to meet customers’ needs and enhance shareholder value. These issues include funding biomedical research; supporting healthcare innovation; protecting intellectual property rights; ensuring patient access to care and therapies; boosting environmental protections; and supplying government regulators with the most advanced tools for keeping citizens safe. We regularly work with governments to create and maintain an environment where innovation is a priority, our customers are well supported and governments function and do not inhibit growth.

Thermo Fisher is also a member of several broad-based industry and trade groups, including the National Association of Manufacturers, MedTech Europe, the U.S.-China Business Council, various American chambers of commerce globally, United for Medical Research, the Alliance for Regenerative Medicine, the Health Industry Distributors Association and the Institute of Clean Air Companies. These organizations, along with the others to which we belong, represent both our industry and the business community at large to bring about consensus on policy issues that can impact our business. Our support of these organizations is evaluated annually by the Company’s government relations leaders as we assess these organizations’ policy expertise and advocacy on Thermo Fisher’s issues. In addition to their positions on specific policy issues that relate to Thermo Fisher’s interests, these organizations may engage on a broad range of other issues that extend beyond the scope of issues of primary importance to Thermo Fisher. If concerns arise about a particular issue, we are able to voice our concerns, as appropriate, through our colleagues who serve on the boards and committees of these organizations. Thermo Fisher’s participation as a member of these organizations comes with the understanding that we may not always agree with the positions of the organization and/or its members.

Corporate Political Contributions

Thermo Fisher complies fully with all federal, state and local laws and reporting requirements governing corporate political contributions. We also request that trade associations receiving total payments of $25,000 or more from Thermo Fisher annually report the portion of Thermo Fisher dues and special assessments that were used for activities that are not deductible under section 162(e) of the Internal Revenue Code. Political contributions that use corporate funds are published annually in the Company’s Political Contributions report in compliance with Thermo Fisher’s Political Contributions Policy.

Policies and Procedures for Approval and Oversight of Corporate and PAC Political Expenditures

The Thermo Fisher Scientific Political Action Committee (“PAC”) is a non-partisan employee-funded organization that provides opportunities for a legally-restricted group of employees to participate in the American political process. All corporate and PAC political spending decisions undergo a rigorous review process conducted by the Company’s Vice President, Global Government Relations & Public Affairs, the General Counsel, and the Vice President, Corporate Communications. These executives ensure that contributions are not based on the political preferences or views of any individual colleague within Thermo Fisher.

The PAC looks for candidates who demonstrate integrity and intensity, support innovation and understand Thermo Fisher’s involvement in the policymaking process. The PAC considers factors including candidates’ views on issues relevant to our Company and mission, committee assignments and the presence of Thermo Fisher employees in their districts.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	33

Federal and State Lobbying Activity

The Company’s government relations leaders are responsible for the Company’s U.S. lobbying activities. All colleague communications with government and regulatory officials are governed by Thermo Fisher’s internal policies and procedures, which include guidelines published in our Code of Business Conduct and Ethics.

We file quarterly reports on our federal lobbying activity in compliance with the Lobbying Disclosure Act and the Honest Leadership and Open Government Act of 2007. In addition to our federal lobbying activity, the amount we report also includes the amount spent on federal lobbying activity by trade associations of which Thermo Fisher is a member. These reports are available to the public at www.senate.gov under “Public Disclosure.”

With regard to Thermo Fisher’s state lobbying activity, we comply with state registration and reporting requirements in all states where we are active.

Related Person Transactions

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be directed to, for review by, one of the Audit, Nominating and Corporate Governance or Compensation Committees, as designated by the General Counsel. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

The policy exempts from the definition of related person transactions those transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, as well as the following: interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the

34	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company’s annual consolidated gross revenues.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Transactions with Related Persons

As a result of the end of his service to Patheon upon the Company’s acquisition of Patheon, Mr. Mullen was entitled to receive severance pay of 24 months’ base salary ($2,200,000 in the aggregate) pursuant to his employment agreement with Patheon, payable in 24 monthly installments following the date of termination. These severance payments, which he will continue to receive in monthly installments through August 2019, were not contingent on continued service and Mr. Mullen has not provided services to the Company in any capacity since it acquired Patheon (other than as a director commencing in November 2018 for which he received the compensation reflected in the Summary Director Compensation Table on page 74). The severance pay was not subject to the Company’s related person transaction policy described above because it was negotiated as part of Mr. Mullen’s employment agreement with Patheon prior to the Acquisition.

EXECUTIVE COMPENSATION

Proposal 2—Advisory Vote on Executive Compensation

Every year, we provide our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is required by Section 14A of the Exchange Act.

Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of key strategic, financial and operational goals and uses a portfolio of equity awards to help align the interests of our executives with those of our shareholders. Key financial metrics include organic revenue growth, adjusted operating income margin, adjusted earnings per share, and free cash flow. Each of these metrics directly drove payouts to our Named Executive Officers in incentive programs used in 2018.

Our “Compensation Discussion and Analysis,” starting below, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the year ended December 31, 2018.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	35

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and reviews compensation decisions for our CEO, CFO and three other most highly compensated “Named Executive Officers” or “NEOs” for 2018. Our NEOs are as follows:

Named Executive Officer	Title	Date of Appointment to Current Role	Tenure
Marc N. Casper	President and Chief Executive Officer	October 2009	17 years
Stephen Williamson	Senior Vice President and Chief Financial Officer	August 2015	17 years
Mark P. Stevenson	Executive Vice President and Chief Operating Officer	August 2017	27 years
Patrick M. Durbin	Senior Vice President	October 2015	13 years
Gregory J. Herrema	Senior Vice President	January 2014	17 years
The compensation of our Named Executive Officers with respect to 2018 is explained in the following sections and the Summary Compensation Table that follows.

Program Overview

•

Core elements of compensation comprise base salary, annual cash incentive and long-term incentives delivered in the form of time-based restricted stock units, performance-based restricted stock units and stock options

•	Performance measures include organic revenue growth, adjusted operating margin, adjusted EPS, free cash flow and other drivers of shareholder value creation of strategic significance

2018 Snapshot: Performance Highlights

In 2018, the combination of strong market conditions and great operational performance by our team led to our best year yet at Thermo Fisher Scientific. Our financial results were outstanding:

•	Revenue grew 16% to $24.36 billion

•	GAAP diluted EPS increased 30% to $7.24 and adjusted EPS* increased 17% to $11.12

•	GAAP operating income grew by 28% to $3.78 billion and adjusted operating income* grew by 16% to $5.62 billion

•	And we generated free cash flow* of $3.83 billion

We also continued to effectively deploy our capital in 2018 to create significant shareholder value by:

•	Reducing debt by $2 billion to strengthen our balance sheet following our acquisition of Patheon in 2017

•

Deploying $540 million to complete strategic acquisitions, including a bioprocessing business which added complementary cell culture products to help our customers increase yield during production of biologic drugs

•	Returning capital of $775 million through $500 million of stock buybacks and increasing our dividend by 13% for a total of $275 million

We also continued to pursue our corporate social responsibility strategy – our commitment to make a positive impact through all that we do, through our:

•	volunteerism, with 110 community action councils worldwide, up 17% from 2018, and a 23% increase in volunteer hours to 107,000 in support of 2,900 organizations

•	giving, with $1.75 million donated by employees and Company match, up 9% from 2017, and 250 scholarship recipients totaling over $1.1 million in direct student education support

•	STEM (science, technology, engineering and math) education programs, with 134,000 students and 5,800 educators engaged through our signature STEM education programs

*

Adjusted EPS, adjusted operating income and free cash flow are financial measures that are not prepared in accordance with GAAP. Appendix A to this proxy statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

36	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Long-Term Performance

Our record of delivering TSR reflects our commitment to long-term shareholder value creation.

TOTAL SHAREHOLDER RETURN

*	Represents average TSR of companies included in our “Peer Group.” See page 45 for list of companies.
**	Represents average TSR of the S&P’s 500 Healthcare and S&P’s 500 Industrial Indices, weighted 70/30, respectively, to approximate the split of our revenue by the end market.

Key Activities in 2018	Key Decisions in 2018

•    Extensive shareholder outreach on executive compensation policies and design, corporate governance issues and environmental and social issues

•    Comprehensive review of executive compensation program design with select number of changes approved for 2019

•    Updated CD&A to enhance clarity and transparency around executive compensation programs

•    Enhanced the breadth and depth of disclosure of our ESG practices (see “Corporate Social Responsibility” on p. 28 for information on our CSR programs and initiatives)

•    Based on investor feedback, changed market reference point for compensation paid to our NEOs to median (other than our CEO, for whom the market reference point was already median), which will be used from 2019

•    Based on investor feedback that performance shares and annual incentive plan had overlapping metrics, replaced adjusted EPS with adjusted net income as a performance metric in 2019 annual incentive plan

•    Approved annual cash incentive payouts ranging from 120.0% – 157.5% of target

•    Achieved 175% payout on 2018 performance-based restricted stock units and achieved the performance requirements for the second 5-year performance period under the 2017 TSR stock option program

2018 Target vs. Actual Compensation

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	37

Compensation Design

Compensation Philosophy and Objectives

Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of our key strategic, financial and operational goals, using a portfolio of equity awards to help align the interests of our executives with those of our shareholders.

The primary objectives of our executive compensation program are to:

•	attract and retain the best possible executive talent;

•	promote the achievement of key strategic and financial performance;

•	motivate long-term value creation; and

•	align executive officers’ interests with those of our shareholders.

We achieve these objectives through the design of our programs, including:

•	competitive positioning of pay versus our peers;

•	delivery of a significant portion of pay in the form of variable, at-risk compensation;

•	alignment of performance measures with our strategy;

•	use of a combination of vehicles that collectively promote the achievement of business results, retention and sustainable long-term value creation; and

•	use of stock ownership guidelines, a clawback policy, a stock holding requirement for our CEO, and other risk mitigation tools.

Alignment with Company Strategy

Our Company Mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Our ability to successfully achieve these ambitions, while delivering sustainable value creation for our shareholders, requires the right talent in the right roles with a focus on a combination of financial and non-financial performance. We are also committed to creating value in a responsible way, in the best interests of all of our stakeholders. This is evident in a variety of ways including our commitment to business sustainability, employee involvement and philanthropic giving.

38	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

The performance measures that we use in our annual incentive plan (a cash-based annual incentive) and our performance-based long-term incentives reflect the alignment of our plans to our Company strategy.

Measure	Why it Matters
Financial
Organic revenue

•    Reflects top line financial performance, which is a strong indicator of our long-term ability to drive shareholder value

•    Allows comparison of financial results to both acquisitive and non-acquisitive peer companies

•    Prevalent, industry-relevant measure of growth

Adjusted earnings per share*	• Prevalent, industry-relevant measure of delivery of shareholder value • Metric is closely followed by shareholders, analysts and investors

Adjusted operating income as a percentage of revenue (“adjusted operating margin”)

•    Prevalent, industry-relevant measure of profitability

•    Reflects achievement of our strategic goals by encouraging efficient operations and resource allocations, in order to maximize earnings relative to the revenue environment

•    Ensures all employees can contribute to profitability of the Company

Free cash flow	• Strong indicator of process discipline and execution capabilities

Total Shareholder Return

•    Offers clear alignment between the interests of management and shareholders

•    Summary indicator of long-term performance

•    Relative (as opposed to absolute) nature of goals accounts for macroeconomic factors impacting the broader market

Non-Financial
Customer allegiance	• Strong indicator of our long-term ability to drive shareholder value

Employer of choice/diversity	• Ensuring the Company remains focused on attracting and retaining high potential employees and enhancing workforce diversity is important to ensure our ability to execute our other goals

Positioning for future revenue growth	• Strong indicator of our long-term ability to drive shareholder value by effectively meeting the needs of our customers in all of the end markets that we serve

Positioning for future margin expansion	• Ensures that we deliver strong profitability in the future

Effectively execute capital deployment strategy	• Properly managing the strategic use of capital through acquisitions, dividends, share repurchases and debt repayment is of paramount importance to the Company’s long-term financial health

*	Also referred to in this proxy statement as “adjusted EPS”

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	39

Given the importance of organic revenue growth and adjusted EPS to our investors, and their significance in assessing how effective the Company is at delivering shareholder value, these measures were used in both the annual and long-term variable compensation programs in 2018, reflecting this criticality. This effectively enables the Committee to drive alignment, and assess and reward for performance in these areas.

In 2019, the Company replaced adjusted EPS with adjusted net income in the annual incentive plan. This change addressed the reliance on the same metrics in the annual and long-term incentive plans, while continuing to emphasize the importance of maximizing earnings by adding a metric that aligns with what virtually all of our employees can influence. The Company elected to continue to utilize organic revenue growth in both plans based on feedback from investors around the criticality of that metric in driving shareholder value creation.

Components of our Compensation Program

The following table summarizes the core components of our executive compensation program.

Element	Purpose	Key Features for 2018	Changes for 2019

Base salary	Provide competitive, fixed compensation to attract and retain the best possible executive talent

•    Cash-based

•    Reviewed annually; changes effective March/April

•    Reference market median for CEO

•    Reference +/-10% of market median for NEOs other than the CEO

•    Takes account of level of responsibility, time in role, performance and the ability to replace the individual

• Reference market median for all NEOs

Annual cash incentive bonus

Align executive compensation with our corporate strategies and business objectives; promote the achievement of key strategic and financial performance measures by linking annual cash incentives to the achievement of corporate performance goals

•    Cash-based

•    Reference market median for CEO

•    Reference market 65th percentile for NEOs other than the CEO

•    Maximum opportunity 2-times target

•    Based on performance goals tied to organic revenue growth, adjusted operating margin, adjusted EPS, free cash flow, and a selection of strategic measures

• Reference market median for all NEOs for target total cash (base salary plus target annual incentive) • Replaced adjusted EPS with adjusted net income as a performance metric

Long-term incentives

Align executive compensation with our corporate strategies and business objectives; motivate the Company’s officers to create sustainable long-term value for our shareholders and achieve other business objectives; encourage stock ownership by the Company’s officers in order to align their financial interests with the long-term interests of our shareholders

•    Equity-based

•    Granted in a combination of

•    Performance-based restricted stock units;

•    Time-based restricted stock units; and

•    Time-based stock options

•    Reference market median for CEO

•    Reference market 75th percentile for NEOs other than the CEO

•    Based on performance goals tied to organic revenue growth and adjusted EPS (performance-based restricted stock units)

•    Legacy award of performance-based stock options, subject to five-year relative TSR performance over four periods spanning 2013 – 2020

• Reference market median for all NEOs for target direct compensation (target total cash plus the grant date value of long-term incentives)

40	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Mix of our Named Executive Officers’ 2018 Target Compensation

The Compensation Committee annually reviews the mix of our core elements of compensation relative to the market. The majority of our Named Executive Officers’ target 2018 compensation is at-risk and variable, with the mix well aligned to practices in our peer companies. The results of the 2018 analysis are shown below. The Committee was comfortable that the overall mix of compensation remained appropriate, and that it was appropriate for the focus on equity-based compensation to be slightly more emphasized versus our peers.

CEO	Other Named Executive Officers (Aggregate)	Peer Group Median CEO	Peer Group Median Other NEOs (Aggregate)

Note: See page 44 for additional information on the composition of our compensation peer group and market analysis the Committee receives.

In addition to the core elements of our executive compensation program, our executive officers are eligible for the following programs, to ensure that their total compensation is market competitive and that it enables them to effectively discharge their duties.

•	Retirement plans: Eligible to participate in our 401(k) plan (available on the same terms to all eligible U.S. employees) and (for most executives) a supplemental deferred compensation plan

•

Perquisites: Eligible to receive supplemental long-term disability and life insurance, access to emergency medical service; and in the case of the CEO, limited use of Company aircraft for non-business purposes and limited additional personal security services

•	Severance and Change in Control Benefits: Eligible to receive cash and other severance benefits in connection with termination under certain scenarios

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Overview of our other Policies and Practices

Beyond the core elements of our compensation program, there are a number of features that ensure our practices adhere to the highest standards.

WHAT WE DO		WHAT WE DON’T DO
✓	Benchmark compensation levels against appropriate companies operating in similar industries, of a similar size and business complexity	×	No tax gross ups
✓	Reference the market median when reviewing compensation for our CEO, and effective in 2019, for all of our named executive officers	×	No plans that encourage excessive risk
✓	Clawback policy for the recoupment of compensation in certain situations	×	No guaranteed pay increases
✓	Regular shareholder engagement related to compensation	×	No guaranteed bonuses or equity awards
✓	Caps under our performance-based incentive plans (annual cash incentive payout limit and share cap under performance-based long-term plans)	×	No dividends paid on equity awards prior to vesting

✓	Robust stock ownership requirements	×	No hedging or pledging of Company stock
✓	Two year holding requirement on 50% of net stock vesting under the CEO’s time-and performance-based restricted stock units	×	No excessive perquisites
✓	Engage an independent compensation consultant	×	No pension or SERPs (with the exception of legacy accumulated benefits from acquired companies)
✓	Deliver the majority of compensation in the form of at-risk, variable pay
✓	Align pay with performance and Company strategy
✓	Double-trigger change in control provisions

While defined benefit pension plans and SERPs continue to be preferred by many peer companies, the Company does not offer these plans (outside of legacy arrangements from acquired companies), electing to rely upon stock-based long-term incentives as the primary individual capital accumulation vehicle. Pearl Meyer & Partners’ 2018 compilation of information on executive compensation programs at the Company and its peer group (see page 45) highlighted that executives at 67% of the peer group companies receive significant pension benefits. Pearl Meyer’s analysis detailed that the equivalent executives to the Company’s NEOs were credited with an average of $604,000 from Change in Pension Value, while Company executives received no benefit from pensions in 2018.

The Company’s contributions toward executive retirement are limited to a matching contribution of 6% of eligible earnings (salary and annual incentive compensation), a benefit prevalent at peer group companies as well, with varying company match percentages.

Compensation Governance

Compensation Oversight

The Compensation Committee, chaired by Thomas J. Lynch and comprised of three independent directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer.

The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, reviewing the achievement of performance goals at year end, stock plan administration and management succession.

Shareholder Outreach Around Executive Compensation

Since the introduction of say-on-pay, the Company has enjoyed high levels of support from our shareholders, averaging over 95% votes in favor prior to 2018. At the Company’s 2018 Annual Meeting of Shareholders, our shareholders approved our say-on-pay with a 77% favorable advisory vote. While this level of support indicates that a sizable majority of our shareholders continue to support our overall compensation philosophy and executive compensation practices, it represents a decline from the 90+% levels of shareholder support we have received in prior years. Consequently, the Company took two actions to respond:

•

First, the Compensation Committee commenced a comprehensive evaluation of the Company’s executive compensation program structure, including the design and operation of our incentive programs. Details of the changes, and enhanced explanations of our rationale, are included within this report.

42	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

•

Second, our investor relations team, with participation from our CEO, CFO and a member of our Board in certain engagements, met with shareholders representing over 50% of our outstanding shares to ensure that we heard firsthand their perspectives and concerns specifically related to our executive compensation programs. We value our shareholders’ input, and our goal is to continue to receive strong support for our compensation programs.

Given the timing of the 2018 Annual Meeting vis-a-vis when our compensation decisions are made, the changes implemented by the Compensation Committee are effective for compensation paid in respect of 2019 and onward.

While the Company has operated a long-standing shareholder engagement program, following the 2018 Annual Meeting we adapted our outreach program so that it was more focused on executive compensation. The purpose of this outreach was threefold:

•	Listen to areas of concern for our major shareholders, particularly those in the governance teams;

•	Discuss our current practices and performance; and

•	Establish ongoing channels of communication for continuous feedback in the future.

Our shareholders appreciated being engaged on the topic, and these meetings reinforced their support of our compensation programs. The meetings also served to highlight opportunities for enhanced disclosure, and to improve the impact of our proxy statement by better-presenting our approach to governance topics, including compensation. Pages 26 and 27 of this proxy statement provide detailed information on our shareholder engagement program, what we learned from our 2018 and 2019 meetings with shareholders, and changes we made to our governance and compensation programs based on shareholder input.

Looking to the future, the Company is committed to maintaining ongoing communication with our major shareholders specifically focused on executive compensation, to ensure we continue to remain fully aware of shareholder expectations and concerns.

Independent Advisors to the Committee

In exercising its duties, the Compensation Committee receives information and support from independent advisors on key issues and additional topics as required. In 2018 the Committee, in its sole discretion, retained Pearl Meyer & Partners as its independent compensation consultant. Pearl Meyer does not provide any other services to the Company and the Compensation Committee has determined that Pearl Meyer’s work for the Compensation Committee does not raise any conflict of interest.

In their role as advisor to the Committee, Pearl Meyer annually compiles information regarding the executive compensation programs of the Company and its peer group (see below), analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs, and provides advice to the Compensation Committee regarding the Company’s programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. The Committee considers this information when making decisions about compensation levels and design.

In addition, the Committee has access to data from other outside firms, such as market surveys and analyses, to stay informed of developments in the design of compensation packages generally and to understand the officer compensation programs of companies with whom we compete for executive talent to ensure our compensation program is in line with current marketplace standards.

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Key Duties and Activities

The Compensation Committee undertakes a number of activities each year. The primary areas of focus are discussed in more detail below.

Compensation Peer Group

The Compensation Committee reviews the companies that are included in the compensation peer group (“the Peer Group”), which is used to review and set executive compensation.

In determining appropriate companies for inclusion in the Peer Group, the Committee considers a number of factors, including revenue and market capitalization as a means to assess size relative to the Company.

In 2017, the Committee undertook a comprehensive review of the Peer Group, the first that resulted in major changes since 2013. This primarily reflected the changes in size, scope, complexity and operations of the Company over that period, including the acquisitions of Life Technologies Corporation (“Life Technologies”) and Patheon.

Nine companies were removed from the Peer Group in 2017:

•	M&A activity: EMC and Monsanto were excluded due to acquisition activity (by Dell and Bayer, respectively)

•	Size: Baxter International, Ingersoll-Rand, L-3 Communications, Parker-Hannifin, PPG Industries, Stryker and Textron were assessed to fall outside one or more of the defined size parameters

Five companies were added to the Peer Group in 2017, reflecting their relevance from both a size and operations standpoint. All five companies had annual revenue within 50%—200% of the pro-forma revenue for the combined Thermo Fisher/Patheon organization.

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This resulted in the following Peer Group:

2018 Peer Group (established July 2017)		Removed from Peer Group
• 3M • Abbott Laboratories • AbbVie • Allergan *new* • Amgen • Becton Dickinson *new* • Biogen *new* • Bristol-Myers Squibb • Danaher	• Eaton Corporation • Eli Lilly *new* • Emerson Electric • Gilead Sciences • Honeywell International • Illinois Tool Works • Medtronic • Merck *new* • Texas Instruments	• Baxter International • EMC Corporation • Ingersoll Rand • L-3 Communications • Monsanto • Parker-Hannifin • PPG Industries • Stryker • Textron

The following chart illustrates the Company’s size compared to the Peer Group median of revenues, market capitalization and number of employees, using data provided to the Compensation Committee by Pearl Meyer.

Thermo Fisher Positioning Relative to Peer Group

The Committee validated with Pearl Meyer that the resulting Peer Group was reasonable and appropriate for the purpose of gathering references and insights into compensation practices in the market. The Committee will keep the Peer Group under periodic review, with an eye to stability, appropriateness from a size standpoint and continued relevance with respect to business operations.

Strategic Pay Positioning

The Committee considers compensation data based on practices in the Peer Group when reviewing executive compensation for the Named Executive Officers. While this reference is just one consideration in the decision making process, the Committee has established guidelines around the strategic positioning of pay within a range that is deemed to be market competitive.

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Historically, the strategic market references for compensation were defined by ranges around the 50th — 75th percentile, depending on the role or element of compensation, and this continued to be the case in 2018. However, as a result of shareholder feedback and subsequent discussion, the Committee has adopted a revised market reference tied to the median which took effect in 2019.

	2012 – 2018		2019

	CEO	Other NEOs	CEO and other NEOs
Base Salary	+/- 10% of median		median
Annual Incentive	Target — 65th percentile with opportunity for top quartile for strong performance		Not defined
Target Total Cash[1]	specific reference not defined		median
Target Long-Term Incentive (“LTI”)	75th percentile		Not defined
Target Direct Compensation[2]	+/- 10% of median	+/- 10% of 65th percentile	median
Target Compensation[3]	+/- 10% of median	+/- 10% of 60th percentile	median
[1]	Base salary and target annual incentive

[2]	Base salary, target annual incentive and target LTI

[3]	Base salary, target annual incentive, target LTI, change in pension value and nonqualified deferred compensation earnings, and all other compensation

Naturally, the individual positioning of pay will still vary as the Committee takes into account a range of factors when determining pay levels.

Annual Compensation Review

Typically during the first quarter of each calendar year, the Compensation Committee conducts an annual compensation review. As part of this review, the Committee reviews information provided by Pearl Meyer and recommendations presented by the Chief Executive Officer with respect to annual salary increases, bonuses and annual equity awards for the other executive officers.

As part of this process, the Compensation Committee reviews, with respect to Named Executive Officers, individual performance evaluations, the current value of prior equity grants, the balances in deferred compensation accounts, and the amount of compensation the executive officer would receive if he left the Company under a variety of circumstances.

In reaching decisions, the Committee applies its judgment to determine and set the appropriate mix and level of compensation for the executive officers. A range of perspectives is taken into account, including the peer group information provided by Pearl Meyer, Company and business unit performance, individual performance, prevailing market trends and the views of both the Chief Executive Officer and the other independent directors of the Board. The Committee will then approve any changes to base salary, bonus opportunities, and equity grant sizes and mix. As a final step, the Committee considers each element of pay in isolation and collectively, to ensure that in combination the overall total compensation is aligned with the Company’s compensation philosophy.

For 2018, the Committee concluded that all elements of compensation – both in isolation and in combination – were aligned to our strategic market positioning. The Committee will continue to review this on an annual basis to ensure compensation remains market competitive and aligned with the Company’s compensation philosophy.

Target Setting

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for the Company and its peers, and performance expectations from analysts. The annual incentive plan is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. The Company’s annual operating and three-year strategic plans serve as the basis of the annual earnings guidance we communicate to investors. The annual operating plan builds on the prior year’s results and is based on the anticipated business environment.

The Compensation Committee followed the process described above when establishing our 2018 performance targets. Consistent with prior years, our 2018 targets considered analyst expectations and competitors’ publicly disclosed projected performance.

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Managing Compensation Risk

The Committee believes that the Company’s executive compensation program supports the executive compensation objectives described in this report, without encouraging management to take unreasonable risk with respect to our business. The Committee believes that the program’s use of long-term, equity-based compensation, including the use of stock options and restricted stock units, our stock ownership guidelines, and the stock holding requirement on 50% of our Chief Executive Officer’s shares delivered upon vesting of restricted stock units encourage officers to take a long-term view of the Company’s performance, and discourage unreasonable risk-taking. The Committee has reviewed the Company’s key compensation policies and practices and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company. In particular, the following features are noted as having a positive impact in managing compensation risk.

Support long-term view and sustainability of Company	• Equity compensation in the form of stock options and restricted stock units
• Stock ownership guidelines
• Stock holding requirement applied to all CEO time- and performance-based restricted stock units on 50% of shares delivered upon vesting

Ability to take action to affect current and recoup prior compensation	• Full Committee discretion to reduce awards and payouts under our annual incentive plan and stock incentive plans to zero for certain conduct detrimental to the Company
• Clawback policy

Committee Oversight	• Annual risk assessment presented to the Committee by General Counsel and VP Executive Compensation
• Assessment considers program design and payouts

Clawback Policy

We have the right to clawback incentive-based compensation to the extent it was awarded in the prior three years on the achievement of financial results subject to an accounting restatement that should have resulted in the executive receiving a lower amount of compensation had our financial results been properly reported.

Our equity award agreements also provide for the recoupment of all or part of any proceeds received upon the sale of vested awards in the prior 12 months, if there is a breach by the executive of the award agreement or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with us.

Stock Ownership Guidelines

The Committee has adopted Stock Ownership Guidelines that require our executive officers to hold shares of the Company’s stock with a value equal to a specified multiple of their base salary as shown below. These guidelines help ensure that our executives build and maintain a long-term ownership stake in the Company, which aligns their financial interests with those of the Company’s shareholders.

The guidelines were initially adopted in 2003 and executives have five years from the adoption or the date of their appointment to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s Common Stock owned by the executive outright and the value of unvested time-based restricted stock units. All of our Named Executive Officers are in compliance with this policy.

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2018 Executive Officer Stock Ownership

Shares held as a multiple of base salary (dollar value of shares determined using the Company’s closing stock price as of December 31, 2018):

Stock Holding Requirement

In addition to stock ownership guidelines, the Committee approved additional stock holding requirements for the Chief Executive Officer, reflecting the particular accountability of his role. All time- or performance-based restricted stock units awarded to Mr. Casper since 2009 are subject to a requirement that at least 50% of the net shares delivered upon vesting be held for at least two years. This provides further alignment with the sustainable long-term performance of the Company.

2018 Compensation Decisions and Outcomes

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Decisions regarding individual positioning take into account the relative size and scope of the role, time in role, current salary and the Company’s ability to replace the individual serving in the role, as well as the most relevant external market reference.

In February 2018, the Compensation Committee considered the market data collected by Pearl Meyer in combination with the factors listed above. As a result of this review, in February 2018 the Committee approved increases to base salaries ranging from 3.0% - 5.3% for our Named Executive Officers.

Named Executive Officer	2017 Base Salary	2018 Base Salary (Effective March 26, 2018)	Increase
Marc N. Casper	$1,425,000	$1,500,000	5.3%
Stephen Williamson	$640,000	$659,200	3.0%
Mark P. Stevenson	$975,000	$1,014,000	4.0%
Patrick M. Durbin	$577,500	$606,400	5.0%
Gregory J. Herrema	$641,100	$670,000	4.5%

Increases principally reflected tenure, competitive pay levels, strong individual performance and retention. In particular, in respect of the Chief Executive Officer, the approved salary took account of his long tenure in the role (appointed in 2009) and his performance in leading the Company.

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Annual Cash Incentive

Each year the Compensation Committee establishes a target incentive cash award, defined as a percentage of base salary, for each officer of the Company, including executive officers. For 2018, the Committee approved the following target opportunities:

Named Executive Officer	2018 Target (% of Base Salary)
Marc N. Casper	200%
Stephen Williamson	90%
Mark P. Stevenson	110%
Patrick M. Durbin	85%
Gregory J. Herrema	85%

The target bonus opportunities for Messrs. Williamson and Durbin increased modestly, by five percentage points, respectively, for 2018; opportunities for the other Named Executive Officers were unchanged.

The amount actually awarded can range from 0 to 200% of target, depending primarily on the financial and non-financial performance of the Company. Amounts are subject to adjustment based on the Committee’s subjective evaluation of an officer’s contributions towards the achievement of those results, and where relevant the performance of individual businesses under an executive officer’s control.

In setting performance goals, the Committee generally establishes standards such that the target payout (100% of target bonus) represents attractive financial performance within our industry and can be achieved with strong execution; payouts above 150% of this target require outstanding performance.

For the financial measures, the Company’s actual performance was measured relative to the Company’s internal operating goals for 2018. The weighting of the financial measures and performance targets for 2018 were:

2018 Annual Incentive Performance Measures
70% Financial	• Organic revenue growth (35%) • Adjusted operating margin (15%) • Adjusted EPS (15%) • Free cash flow (5%)

30% Non- financial	• Customer allegiance • Positioning the Company for accelerated revenue growth and margin expansion • Employer of choice and workforce diversity • Capital deployment strategy

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Financial Performance Measure Definitions

The Committee selected these financial measures, as opposed to financial measures computed under GAAP, because this is consistent with how the Company communicates performance to investors, and as such how management measures and forecasts the Company’s performance. The use of adjusted measures enables investors and management to compare the Company’s performance to the market on a like-for-like basis, which is particularly important given the varying degrees of acquisition across peer companies.

Performance Measure	Definition

Organic revenue	Reported revenue adjusted for the impact of acquisitions and divestitures and for foreign currency changes

Adjusted operating income as a percentage of revenue*	Operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition-related activities, restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets; as a percentage of revenue

Adjusted earnings per share**	Earnings per share before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition-related activities, restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; amortization of acquisition-related intangible assets; and other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations

Free cash flow	Operating cash flow net of capital expenditures and excluding operating cash flows from discontinued operations
*	Also referred to in this proxy statement as “adjusted operating margin”
**	Also referred to in this proxy statement as “adjusted EPS”

2018 Performance Achievements

Financial Performance Score: 150%

Organic Revenue Growth (35%)

•	The threshold level of performance required was 2.5%, which equated to a payout of 0%

•	For each 0.5% of organic revenue growth, the payout increased by 25 percentage points to 5.5% organic revenue growth

•

To reflect the additional investment and effort required, for exceptional growth between 5.5% - 6.0%, the payout increased by 25 percentage points for each 0.25% increase in organic revenue growth up to a maximum opportunity of 200%

•	Actual organic revenue growth for the year was 8.3%, resulting in a payout of 200% for this element

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Adjusted Operating Income as a Percentage of Revenue (15%)

•

The payout factors for this element link the variation in organic revenue growth to margin expansion, meaning that the “threshold” and “maximum” performance requirements (whether expressed as dollars or as a percentage) varied directly with actual organic revenue growth achievement

•	Regardless, the maximum payout in respect of this element is capped at 200%

•

The baseline goal, assuming target organic growth of 4.5%, was 23.38% of revenue. The payout factors for this metric recognize the incremental costs required to achieve accelerated organic revenue growth, and reflect the greater difficulty in achieving margin expansion on lower organic revenue

•	Actual adjusted operating income as a percentage of revenue for the year was 23.1%, resulting in a payout of 0% for this element

Adjusted EPS (15%)

•	The threshold level of performance required was $10.51, which equated to a payout of 0%

•	For each additional $0.06 of adjusted EPS, the payout increased by 25 percentage points to adjusted EPS of $10.99

•	Actual adjusted EPS for the year was $11.12, resulting in a payout of 200% for this element

Free Cash Flow (5%)

•	The threshold level of performance required was $3,800 million, below which no payout is earned

•	For free cash flow between $3,800 million and $3,849 million a payout of 100% is achieved, with a maximum payout achieved for free cash flow at or above $3,850 million

•	Actual free cash flow for the year was $3,835 million, resulting in a payout of 100% for this element

Achievement Earned on Financial Performance Element

Based on the weighted average of the organic revenue, adjusted operating margin, adjusted EPS and free cash flow payouts noted above, the Committee concluded an overall achievement of 150% of target was earned for the financial performance element.

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Non-Financial Performance Score: 175%

The Committee assesses performance in our five identified areas of strategic importance, taking account of the Company’s overall mission and commitments to all stakeholders.

Customer Allegiance

Key areas of focus • Improve Customer Allegiance Score (“CAS”) vs. 2017 • Maximize the impact of eBusiness and cloud capabilities	Key achievements • While CAS achieved a new high in 2018, the increase was below our target • Progress on eBusiness and digital was strong

Positioning the Company for Accelerated Revenue Growth

Key areas of focus • Improve impact from innovation • Continue to strengthen competitive position in China and emerging markets

Key achievements

•    Very strong product launches across the Company were well received in the marketplace, including mass spectrometry, electron microscopy and next gen sequencing product lines

•    Strong growth across Asia Pacific led by outstanding performance in China

Positioning the Company to Drive Margin Expansion over Mid-Term

Key area of focus • Execute projects to leverage Company scale to reduce infrastructure cost	Key achievements • Opened shared services center in Budapest • Made good progress on driving additional impact from our PPI business system, centrally-led procurement and low cost region facilities

Employer of Choice/Diversity

Key areas of focus

•    Deepen culture of diversity, involvement and inclusion

•    Build on CSR momentum through community action councils, employee resource groups, and corporate giving

•    Continue to improve leadership diversity

•    Drive personal ownership of ethics, quality, safety and regulatory compliance and cybersecurity

Key achievements

•    Positive feedback from colleagues via the employee involvement survey highlighting the inclusiveness of our culture

•    Significant impact from our CSR activities through philanthropy and volunteerism

•    Continued to build a more diverse management and leadership team

Effectively Execute Capital Deployment Strategy

Key areas of focus • Successfully integrate Patheon, achieving synergy targets • Maintain strong pipeline of M&A targets	Key achievements • Patheon had a strong 2018 and achieved synergy targets • Acquired Becton Dickinson’s Advanced Bioprocessing business

Achievement Earned on Non-Financial Performance

Based on the key achievements noted above, the Committee concluded an overall achievement of 175% of target was earned for the non-financial performance element.

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Overall Achievement

After weighing the payouts of the financial and non-financial performance described above, the Committee concluded that a calculated payout of 157.5% was earned.

Additional Performance Considerations

The Committee elected this year to grant Messrs. Casper, Williamson and Stevenson, as corporate officers, 157.5% of target. Messrs. Durbin and Herrema were awarded 120% and 150%, respectively, of target bonus to reflect their contributions to the Company as business leaders, taking into account the performance of the operating businesses which they managed in 2018. The following payouts were earned:

Named Executive Officer	2018 Target Award	2018 Approved Award	2018 Payout (% of Target)
Marc N. Casper	$2,965,479	$4,670,630	157.5%
Stephen Williamson	$589,303	$928,153	157.5%
Mark P. Stevenson	$1,105,527	$1,741,205	157.5%
Patrick M. Durbin	$509,787	$611,744	120.0%
Gregory J. Herrema	$563,847	$845,770	150.0%

Long-Term Incentives

The objectives of our long-term equity incentive program are to provide a strong link to delivering long-term sustainable performance, create an ownership culture and facilitate executive retention through opportunities tied to the appreciation of our stock price over time, while delivering superior performance in accordance with our mission. This provides a clear alignment of interests between our executives and our shareholders.

We achieve this by granting our executive officers equity through a combination of vehicles, each serving a different objective.

Target Award Value by Award Type

•   Stock options incentivize long-term sustainable value creation

•   Time-based restricted stock units promote executive retention while aligning executives’ interests with those of our shareholders

•   Performance-based restricted stock units enable the Committee to reward executives for performance in areas of long-term strategic importance for the Company and our shareholders

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The Compensation Committee approves awards in respect of the year at a meeting in late February, such that target award values reflect our publicly released earnings for the just-completed year. The target values and actual award values as of the grant date in February 2018 are reflected in the table below. The difference between the approved target value and the actual grant date value reflects the variation between the 20-day average stock price used to approve the awards and the methodology used for accounting purposes.

	Grant Date Accounting Value of 2018 Award

Named Executive Officer	Target 2018 LTI Award Value	Stock Options	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units	Total 2018 LTI Award Value
Marc N. Casper	$11,502,000	$3,893,298	$4,002,920	$4,002,920	$11,899,138
Stephen Williamson	$3,000,099	$994,299	$1,053,400	$1,053,400	$3,101,099
Mark P. Stevenson	$5,250,259	$1,764,115	$1,832,916	$1,832,916	$5,429,947
Patrick M. Durbin	$2,600,240	$829,905	$926,992	$926,992	$2,683,889
Gregory J. Herrema	$2,600,240	$829,905	$926,992	$926,992	$2,683,889

Key Design Features

Stock Options	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
• Four year ratable vesting (one quarter per annum) • Seven-year term • Exercise price equal to closing price on date grant approved

•    Three-and-a-halfyear ratable vesting (15%, 25%, 30% and 30% after 6, 18, 30 and 42 months respectively)

•    Dividendsaccrue (in form of dividend equivalents) and paid only on vested awards

•    CEOawards subject to a two-year holding requirement on 50% of shares delivered upon vesting

•    Three-yearratable vesting (one third per annum)

•    Performancemeasured over one-year

•    Novesting if minimum performance not met

•    Dividendsaccrue (in form of dividend equivalents, only after performance conditions are met) and paid only on vested awards

•    CEOawards subject to a two-year holding requirement on 50% of shares delivered upon vesting

Performance-Based Restricted Stock Units

Awards of performance-based restricted stock units since 2012 have been made subject to performance conditions of strategic importance to the Company and our shareholders:

•	Organic revenue growth; and

•	Adjusted EPS.

These two measures, which also feature under our annual incentive plan for 2018, are of particular importance as they directly reflect our ability to deliver on our strategic priorities. Furthermore they are two of the highest priority indicators of performance used by our investors against which they hold our executive team accountable.

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In respect of each measure, performance is measured over the fiscal year in which the award is made. The performance conditions and level of payout that apply to awards made in February 2018 are structured in a matrix, meaning that strong performance is required in respect of both elements to earn an above target payout.

The weighting of the financial measures and performance targets for 2018 were:

	Organic Revenue Growth (50%)[1]	Adjusted Earnings Per Share (50%)[1]
Threshold (0% payout on each measure)	3.0%	$10.50
Baseline (50% payout on each measure)	4.5%	$10.74
Maximum (87.5% payout on each measure)	5.5%	$10.92
Actual Results	8.3%	$11.12
Payout Factor	175%

[1]	There are a variety of payout scenarios for financial results between the threshold and maximum levels.

Payouts under the program are step-wise, based on standalone organic revenue growth in equal proportion to adjusted earnings per share, with no graduated payout at intermediate points. The plan was designed to provide some level of opportunity, but full downside risk. One-third of the total number of units earned vested on February 25, 2019, and the same number of restricted units will vest on both the first anniversary and the second anniversary of this vesting date so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). Dividends paid by the Company accrue in the form of dividend equivalents on unvested restricted stock units (in the case of performance-based units, only after the performance conditions are met), and will be paid out if and when the underlying shares vest and are delivered.

Overall Achievement

Actual organic revenue growth for the year was 8.3% and actual adjusted EPS for the year was $11.12, resulting in a payout of 175%.

TSR Long-Term Incentive Award

In September 2017 the Compensation Committee approved a one-time award of performance-based stock options for senior leaders, including our executive officers.

This award was designed to further enhance the alignment of interests between senior leaders and our shareholders, by requiring sustained share price growth through the use of options, and delivery of sustained superior stock price and dividend performance through the use of multiple relative TSR performance requirements. It also provides a means to assess and reward the leadership teams’ success at integrating recent acquisitions in a way that generates shareholder value.

The peer group for the program (the “TSR Peer Group”) was constructed to focus on high-performing companies, meaning that to earn a payout, the Company needs to deliver exceptional, sustained performance against some of the higher performing companies in the S&P 500.

•   For the five years ending December 31, 2016, the median compound annual growth in TSR for the TSR Peer Group was 19.1%, compared with 14.5% for the S&P 500 over the same period.

•   For the five years ending December 31, 2017, the median compound annual growth in TSR for the TSR Peer Group was 18.4%, compared with 15.7% for the S&P 500 over the same period.

•    Performance-based stock options

•    Exercise price equal to price on date of grant

•    Cliff vesting in March 2021

•    Seven-year term

•    Performance measured over four five-year periods spanning 2013 - 2020

•    Vesting contingent on relative TSR

•    TSR Peer Group of high performing companies with median TSR exceeding the S&P 500

•    Full vesting requires performance in the top ten for all four periods

•    For any vesting to occur the Company must rank in the top ten for at least two of the four periods

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	55

TSR Peer Group

•   3M Company

•   Abbott Laboratories

•   AbbVie Inc.

•   Automatic Data Processing, Inc.

•   Allergan plc

•   Amgen Inc.

•   Becton, Dickinson and Company

•   Biogen Inc.

•   Bristol-Myers Squibb Company

•   Cigna Corporation

•   CSX Corporation

•   Danaher Corporation

•   Eaton Corporation plc

•   Eli Lily and Company

•   Emerson Electric Co.

•   Gilead Sciences Inc.

•   Henry Schein, Inc.

•   Honeywell International Inc.

•   Illinois Tool Works Inc.

•   International Paper Company

•   Medtronic, Inc.

•   Merck & Co., Inc.

•   Merck KGaA, Darmstadt, Germany

•   NIKE, Inc.

•   PNC Financial Services Group

•   State Street Corporation

•   Stryker Corporation

•   Texas Instruments Incorporated

•   The Boeing Company

•   Thermo Fisher Scientific Inc.

Relative TSR is measured over four periods, each five years in length. Thermo Fisher’s relative performance will determine the ultimate number of performance-based stock options that vest in March 2021.

Number of Periods Thermo Fisher Ranks in Top 10 Companies (i.e. top third)	Payout
Four (All of the periods)	100%
Three (75% of the periods)	75%
Two (50% of the periods)	50%
One (25% of the periods)	0%

The first two 5-Year performance periods under the plan are now complete. The 5-Year CAGR for the first performance period of 25.1% placed the Company sixth in the TSR Peer Group, and in the top quartile of TSR Peer Group performance, slightly above the 75th percentile CAGR of 24.8%. The 5-Year CAGR for the second performance period of 15.8% placed the Company eighth in the TSR Peer Group, and in the top quartile of TSR Peer Group performance, slightly above the 75th percentile CAGR of 15.7%.

Performance Period	Thermo Fisher TSR	75th %ile	Threshold TSR[1]	S&P 500 TSR[2]	Thermo Fisher Rank	Performance Requirement Met
1 Jan 2013 – 31 Dec 2017	25.1%	24.8%	22.8%	15.7%	6th	Yes
1 Jan 2014 – 31 Dec 2018	15.8%	15.7%	14.4%	8.5%	8th	Yes
1 Jan 2015 – 31 Dec 2019				Calculated in Q1 2020
1 Jan 2016 – 31 Dec 2020				Calculated in Q1 2021

[1]	Minimum TSR required to rank in the top ten and meet the performance requirement

[2]	Shown for reference given TSR Peer Group selected to hold Thermo Fisher accountable for delivering superior returns against some of the higher performing companies in the S&P 500

Achievement To Date

Based on performance to date, 50% of the award has been earned.

56	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Other Elements of Compensation

Executive Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other eligible employees.

Benefit Plan	Key Features

401(k) Plan

•    Tax qualified retirement savings plan for U.S.-based employees

•    Contributions matched 1:1 up to the first 6% of compensation deferred

•    2018 cap on matching contributions of 6% of $275,000

•    Contributions are fully vested on contribution

•    Matching contributions for employees joining after January 1, 2014 vest after two years of employment

Deferred Compensation Plan

•    Available to executive officers and certain other highly-compensated employees

•    Participants can defer receipt of annual salary and/or bonus until either employment ceases or a future date prior to termination

•    Contributions matched 1:1 on the first 6% of pay that is deferred over the 401(k) limit

Perquisites

The Company provides executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and in accordance with our compensation philosophy. The core perquisites provided to our executive officers are supplemental long-term disability insurance, supplemental life insurance, and access to emergency medical services.

The Committee has approved additional perquisites for the Chief Executive Officer to reflect the specific nature of his role:

•	A $3 million term life insurance policy

•	Limited non-business use of the corporate aircraft, up to an annual incremental cost to the Company of $150,000 (treated as taxable income in accordance with the IRS regulations)

•	Security services, including home security systems, monitoring and additional personal security services

The Committee believes these perquisites are appropriate given the nature of the Chief Executive Officer role, the significant travel and time commitments that are required in relation to fulfilling the associated duties, and the range of security issues and personal security concerns faced by chief executives of multi-national companies like ours, particularly when travelling to higher-risk locations.

No tax gross-ups are provided on any perquisites.

Severance and Change in Control Benefits

In certain circumstances, Named Executive Officers are entitled to specified benefits on termination. These provisions are in place as the Company and Committee believe is in accordance with our compensation philosophy, enabling us to compete for executive talent. The terms offered are generally in line with those seen offered to comparable executives at other companies.

The change in control agreements that are in place for executive officers operate on a ‘double trigger’ basis, meaning that if there is a change in control and within 18 months the executive’s employment is terminated by the Company without cause or by the individual for good reason, they will be entitled to defined cash sums and severance benefits.

In his capacity as CEO, Mr. Casper has separate severance and change in control agreements with the Company, although the triggers remain comparable with the other executive officers.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	57

None of the Company’s change in control retention agreements with Named Executive Officers provide for a tax-gross up. Additional details on these agreements are included (see page 68).

Additional Information

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the Company’s executives. Pursuant to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), for fiscal years beginning after December 31, 2017, the group of executives whose compensation is subject to the deduction limitation is broader than under prior law. For fiscal years beginning on or before December 31, 2017, certain compensation, including qualified performance-based compensation, was not subject to the deduction limit if certain requirements were met. Pursuant to the TCJA, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) is no longer available. Accordingly, for 2018 and future tax years, subject to the transition rules, all compensation in excess of $1 million paid to the specified executives will not be deductible, other than any compensation paid pursuant to plans that are “grandfathered” under the TCJA.

Equity Grant Practices

We typically make an initial equity award to newly-hired executives and to newly-promoted executives to reflect their new responsibilities, and annual equity grants in late February as part of our overall compensation program.

All equity grants to our officers are approved by the Compensation Committee. Equity grants for newly-hired or promoted non-officer employees are determined and approved by the Employee Equity Committee, which currently consists of Mr. Casper, and cannot exceed 25,000 shares per employee without Compensation Committee approval.

Vesting normally ceases upon termination of employment, except for acceleration upon qualifying retirements, death, disability, and in the case of certain terminations for Mr. Casper (see page 69). Stock option exercise rights normally cease for officers other than Mr. Casper shortly after termination, except in the cases of death, disability and qualifying retirement. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Prior to the issuance of shares after vesting of restricted stock units (which represent a right in the future to receive shares), the holder has no right to transfer or vote the underlying shares.

Accounting Considerations

Accounting considerations also play an important role in the design of our executive compensation programs and policies. ASC 718 requires us to expense the cost of stock-based compensation awards. We consider the relative impact in terms of accounting cost in addition to other factors such as shareholder dilution, retentive impact, and motivational impact when selecting long-term equity incentive instruments.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee

By:	Thomas J. Lynch
Scott M. Sperling
Elaine S. Ullian

58	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Summary Compensation Table

The following table summarizes compensation for services to the Company earned during the last three fiscal years (where applicable) by the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers of the Company during 2018. The executive officers listed below are collectively referred to in this proxy statement as the “Named Executive Officers” or “NEOs”.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Marc N. Casper President and Chief Executive Officer	2018	$1,482,740	$8,005,840	$3,893,298	$4,670,630	$—	$554,595	$18,607,103
	2017	$1,425,000	$8,388,576	$7,543,202	$4,366,200	$—	$552,198	$22,275,176
	2016	$1,407,471	$8,097,648	$3,579,114	$4,196,625	$—	$519,803	$17,800,661
Stephen Williamson Senior Vice President and Chief Financial Officer	2018	$654,781	$2,106,800	$994,299	$928,153	$—	$112,127	$4,796,160
	2017	$631,635	$1,829,088	$1,747,914	$833,408	$—	$102,349	$5,144,394
	2016	$597,031	$1,401,516	$630,047	$748,650	$—	$93,132	$3,470,376
Mark P. Stevenson Executive Vice President and Chief Operating Officer	2018	$1,005,025	$3,665,832	$1,764,115	$1,741,205	$—	$250,400	$8,426,577
	2017	$922,212	$3,279,744	$6,005,310	$1,529,622	$429,130	$175,878	$12,341,896
	2016	$850,301	$2,984,710	$1,331,341	$1,399,650	$263,500	$162,127	$6,991,629
Patrick M. Durbin(7) Senior Vice President	2018	$599,749	$1,853,984	$829,905	$611,744	$—	$31,119	$3,926,501
	2017	$571,154	$1,450,656	$1,585,908	$646,800	$—	$28,589	$4,283,107
Gregory J. Herrema(8) Senior Vice President	2018	$663,349	$1,853,984	$829,905	$845,770	$—	$108,477	$4,301,485
	2017	$637,846	$1,829,088	$1,676,934	$834,840	$—	$105,518	$5,084,226

(1)	Reflects salary earned for the year, though a portion of such salary may have been paid early in the subsequent year.

(2)

These amounts represent the aggregate grant date fair value of restricted stock unit awards made during 2018, 2017 and 2016, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2018, as filed with the SEC. For performance-based restricted stock unit awards made to Messrs. Casper, Williamson, Stevenson, Durbin and Herrema in February 2018, these amounts reflect the grant date fair value of such awards at the time of grant based upon the probable outcome (earning 100% of target) at the time of grant. The value of the performance-based restricted stock unit awards at the grant date in February 2018 assuming that the highest level of performance conditions was achieved was $7,005,110, $1,843,450, $3,207,603, $1,622,236 and $1,622,236 for Messrs. Casper, Williamson, Stevenson, Durbin and Herrema, respectively. The amounts reflected in this column do not represent the actual amounts paid to or realized by the Named Executive Officer for awards made during 2018, 2017 or 2016.

(3)

These amounts represent the aggregate grant date fair value of stock option awards made during 2018, 2017 and 2016, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2018, as filed with the SEC. The amounts reflected in this column do not represent the actual amounts paid to or realized by the Named Executive Officer for awards made during 2018, 2017 or 2016.

(4)	Reflects compensation earned for the year but paid early in the subsequent year.

(5)

These amounts represent the actuarial increase (if any) in the present value of Mr. Stevenson’s benefits under the Applera Corporation Supplemental Executive Retirement Plan (the “SERP”) during the year. Mr. Stevenson’s SERP balance decreased by $328,826 in 2018. As the SERP was a plan maintained by Life Technologies prior to the Company’s 2014 acquisition of Life Technologies (the “Life Technologies Acquisition”), and was frozen prior to the acquisition, only Mr. Stevenson (a former employee of Life Technologies) participates in the SERP.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	59

(6)

The amounts presented in this column are detailed in the table below and include (a) matching contributions made on behalf of the Named Executive Officers by the Company pursuant to the Company’s 401(k) Plan, (b) premiums paid by the Company with respect to long-term disability insurance for the benefit of the Named Executive Officers, (c) matching contributions made on behalf of the Named Executive Officers by the Company pursuant to the Company’s Non-Qualified Deferred Compensation Plan, (d) dividends accrued in the form of dividend equivalents on restricted stock units, (e) premiums paid by the Company with respect to supplemental group term life insurance, (f) access to emergency medical service through Massachusetts General Hospital’s global hospital network, and (g) with respect to Mr. Casper, premiums paid by the Company for a term life insurance policy for the benefit of Mr. Casper, personal security services and the incremental cost to the Company of Mr. Casper’s non-business use of Company aircraft. As described on page 57, Mr. Casper is permitted to use the aircraft for limited non-business purposes. The incremental cost to the Company during 2018 for non-business use represents the direct variable costs incurred due to usage of the Company aircraft including fuel, crew trip expense, crew meals, catering, landing fees, hangar/parking costs and other miscellaneous expenses. Since the aircraft is used primarily for business travel, the Company does not include in the calculation fixed costs which remain constant, such as pilots’ salaries, the acquisition costs of the aircraft, and the cost of maintenance not related to Mr. Casper’s personal trips. Mr. Casper’s annual allowance for personal use of the Company aircraft is limited to $150,000 in incremental cost to the Company.

Name	Matching 401(k) Contributions	Long-term Disability Insurance Premiums	Matching Deferred Compensation Plan Contributions	Dividend Equivalents	Term Life Insurance Policy	Personal Security Services	Personal Aircraft Usage	Other		Total All Other Compensation
Marc N. Casper	$16,500	$2,513	$352,526	$64,664	$11,875	$17,301	$88,930	$286		$554,595
Stephen Williamson	$16,500	$2,843	$78,431	$13,620	$—	$—	$—	$733		$112,127
Mark P. Stevenson	$16,500	$4,037	$148,182	$25,582	$—	$—	$—	$56,099	(9)	$250,400
Patrick M. Durbin	$16,500	$2,624	$—	$11,300	$—	$—	$—	$695		$31,119
Gregory J. Herrema	$16,500	$2,742	$73,979	$14,517	$—	$—	$—	$739		$108,477

(7)	Mr. Durbin became an executive officer of the Company on October 15, 2015, but was not a named executive officer for the year ended December 31, 2016.

(8)	Mr. Herrema became an executive officer of the Company on May 17, 2017.

(9)	Includes $55,357 of relocation expenses for Mr. Stevenson who relocated from California to the Company’s headquarters in 2018.

60	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Long-Term Incentive Compensation

Grants of Plan-Based Awards for 2018*

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold	Target		Maximum
Marc N. Casper	2/27/2018	—	$2,965,479	$5,930,958
	2/27/2018				—(3)	19,000	(3)	33,250	(3)						$4,002,920
	2/27/2018									19,000	(4)				$4,002,920
	2/27/2018											85,850	(5)	$210.68	$3,893,298
Stephen Williamson	2/27/2018	—	$589,303	$1,178,606
	2/27/2018				—(3)	5,000	(3)	8,750	(3)						$1,053,400
	2/27/2018									5,000	(4)				$1,053,400
	2/27/2018											21,925	(5)	$210.68	$994,299
Mark P. Stevenson	2/27/2018	—	$1,105,527	$2,211,054
	2/27/2018				—(3)	8,700	(3)	15,225	(3)						$1,832,916
	2/27/2018									8,700	(4)				$1,832,916
	2/27/2018											38,900	(5)	$210.68	$1,764,115
Patrick M. Durbin	2/27/2018	—	$509,787	$1,019,574
	2/27/2018				—(3)	4,400	(3)	7,700	(3)						$926,992
	2/27/2018									4,400	(4)				$926,992
	2/27/2018											18,300	(5)	$210.68	$829,905
Gregory J. Herrema	2/27/2018	—	$563,847	$1,127,694
	2/27/2018				—(3)	4,400	(3)	7,700	(3)						$926,992
	2/27/2018									4,400	(4)				$926,992
	2/27/2018											18,300	(5)	$210.68	$829,905

*	All equity awards made during 2018 were granted under the Company’s 2013 Stock Incentive Plan.

(1)	Target awards are based on a percentage of the Named Executive Officer’s salary.

(2)

These amounts represent the aggregate grant date fair value of stock option and restricted stock unit awards made during 2018, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2018, as filed with the SEC. The amounts reflected in this column do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during 2018.

(3)

Represents the threshold, target and maximum number of achievable shares pursuant to a performance-based restricted stock unit award granted on February 27, 2018. (See “Compensation Discussion and Analysis — Long-Term Incentives” on page 53.)

(4)

Represents a time-based restricted stock unit award which vests over a three-and-a half-year period commencing on the date of grant (15%, 25%, 30% and 30% vesting at 6, 18, 30 and 42 months, respectively, from the date of grant) so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). Dividends on the Common Stock for which the record date is after the grant date accrue in the form of dividend equivalents on unvested restricted stock units, and will be paid out if and when the underlying shares vest and are delivered.

(5)

Options vest in equal annual installments over the four-year period commencing on the first anniversary of the date of grant (i.e., the first 1/4 of the stock option grant would vest on the first anniversary of the date of grant) so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	61

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($) @ $223.79*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc N. Casper	150,713	—		—		$73.24	2/26/2020	—		—	—		—
	131,500	—		—		$124.28	2/26/2021	—		—	—		—
	90,000	30,000	(2)	—		$131.07	2/25/2022	—		—	—		—
	64,050	64,050	(3)	—		$129.77	2/24/2023	—		—	—		—
	31,600	94,800	(4)	—		$157.68	2/28/2024	—		—	—		—
	—	—		116,300	(5)	$190.59	9/7/2024	—		—	—		—
	—	85,850	(6)	—		$210.68	2/27/2025	—		—	—		—
	—			—		—	—	9,360	(7)	$2,094,674	—		—
	—	—		—		—	—	13,000	(8)	$2,909,270	—		—
	—	—		—		—	—	15,960	(9)	$3,571,688	—		—
	—	—		—		—	—	26,600	(10)	$5,952,814	—		—
	—	—		—		—	—	16,150	(11)	$3,614,209	—		—
	—	—		—		—	—	—		—	33,250	(12)	$7,441,018	(13)
Stephen Williamson	8,700	—		—		$124.28	2/26/2021	—		—	—		—
	14,850	4,950	(2)	—		$131.07	2/25/2022	—		—	—		—
	11,275	11,275	(3)	—		$129.77	2/24/2023	—		—	—		—
	6,825	20,475	(4)	—		$157.68	2/28/2024	—		—	—		—
	—	—		29,100	(5)	$190.59	9/7/2024	—		—	—		—
	—	21,925	(6)	—		$210.68	2/27/2025	—		—	—		—
	—	—		—		—	—	1,620	(7)	$362,540	—		—
	—	—		—		—	—	2,250	(8)	$503,528	—		—
	—	—		—		—	—	3,480	(9)	$778,789	—		—
	—	—		—		—	—	5,800	(10)	$1,297,982	—		—
	—	—		—		—	—	4,250	(11)	$951,108	—		—
	—	—		—		—	—	—		—	8,750	(12)	$1,958,163	(13)
Mark P. Stevenson	100,000	—		—		$124.28	2/26/2021	—		—	—		—
	33,000	11,000	(2)	—		$131.07	2/25/2022	—		—	—		—
	23,825	23,825	(3)	—		$129.77	2/24/2023	—		—	—		—
	12,375	37,125	(4)	—		$157.68	2/28/2024	—		—	—		—
	—	—		58,200	(5)	$190.59	9/7/2024	—		—	—		—
	18,175	54,525	(14)			$190.59	9/7/2024	—		—	—		—
	—	38,900	(6)	—		$210.68	2/27/2025	—		—	—		—
	—	—		—		—	—	3,450	(7)	$772,076	—		—
	—	—		—		—	—	4,793	(8)	$1,072,625	—		—
	—	—		—		—	—	6,240	(9)	$1,396,450	—		—
	—	—		—		—	—	10,400	(10)	$2,327,416	—		—
	—	—		—		—	—	7,395	(11)	$1,654,927	—		—
	—	—		—		—	—	—		—	15,225	(12)	$3,407,203	(13)
Patrick M. Durbin	9,450	3,150	(2)	—		$131.07	2/25/2022	—		—	—		—
	10,000	10,000	(3)	—		$129.77	2/24/2023	—		—	—		—
	5,568	16,707	(4)	—		$157.68	2/28/2024	—		—	—		—
	—	—		29,100	(5)	$190.59	9/7/2024	—		—	—		—
	—	18,300	(6)	—		$210.68	2/27/2025	—		—	—		—
	—	—		—		—	—	1,410	(7)	$315,544	—		—
	—	—		—		—	—	1,958	(8)	$438,181	—		—
	—	—		—		—	—	2,760	(9)	$617,660	—		—
	—	—		—		—	—	4,600	(10)	$1,029,434	—		—
	—	—		—		—	—	3,740	(11)	$836,975	—		—
	—	—		—		—	—	—		—	7,700	(12)	$1,723,183	(13)

62	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory J. Herrema	5,400	—		—		$73.24	2/26/2020	—		—	—		—
	18,350	—		—		$124.28	2/26/2021	—		—	—		—
	18,225	6,075	(2)	—		$131.07	2/25/2022	—		—	—		—
	15,175	15,175	(3)	—		$129.77	2/24/2023	—		—	—		—
	6,825	20,475	(4)	—		$157.68	2/28/2024	—		—	—		—
	—	—		29,100	(5)	$190.59	9/7/2024	—		—	—		—
	—	18,300	(6)	—		$210.68	2/27/2025	—		—	—		—
	—	—		—		—	—	2,190	(7)	$490,100	—		—
	—	—		—		—	—	3,043	(8)	$680,993	—		—
	—	—		—		—	—	3,480	(9)	$778,789	—		—
	—	—		—		—	—	5,800	(10)	$1,297,982	—		—
	—	—		—		—	—	3,740	(11)	$836,795	—		—
	—	—		—		—	—	—		—	7,700	(12)	$1,723,183	(13)

*	Calculated based on $223.79, the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2018.

(1)

Unexercisable stock options and unvested restricted stock units vest as described in the footnotes below and under certain circumstances described under the heading “Agreements with Named Executive Officers; Potential Payments Upon Termination or Change in Control.” Unexercisable stock options and unvested restricted stock units also vest upon certain other events such as death, disability, or qualifying retirement.

(2)	Represents the balance of a stock option granted on February 25, 2015, which vested February 25, 2019.

(3)

Represents the balance of a stock option granted on February 24, 2016, one-half of which vested on February 24, 2019 and the remainder of which vests on February 24, 2020, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(4)

Represents the balance of a stock option granted on February 28, 2017, one-third of which vested on February 28, 2019 and the remainder of which vests in equal installments on February 28, 2020 and February 28, 2021, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(5)

Represents a performance-based stock option award which vests, if at all, in part or in whole, in one installment on March 7, 2021. (See “Compensation Discussion and Analysis — TSR Long-Term Incentive Award” on page 55).

(6)

Option vests in equal annual installments on February 27, 2019, February 27, 2020, February 27, 2021 and February 27, 2022, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(7)

Represents the balance of a time-based restricted stock unit award granted on February 24, 2016, which vests on August 24, 2019, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(8)	Represents the balance of a performance-based restricted stock unit award granted on February 24, 2016, which vested on February 28, 2019.

(9)

Represents the balance of a time-based restricted stock unit award granted on February 28, 2017, which vests 50% on each of August 28, 2019 and August 28, 2020, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(10)

Represents the balance of a performance-based restricted stock unit award granted on February 28, 2017, one-half of which vested on February 25, 2019, and the remainder of which vests on February 25, 2020, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(11)

Represents the balance of a time-based restricted stock unit award granted on February 27, 2018, which vests 29.4% on August 27, 2019, and 35.3% on each of August 27, 2020 and August 27, 2021, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions)

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	63

(12)

Represents the maximum number of achievable shares that may be earned pursuant to a performance-based restricted stock unit award granted on February 27, 2018. (See “Compensation Discussion and Analysis — Long-Term Incentives” on page 53.)

(13)	Represents the maximum payout of a performance-based restricted stock unit award granted on February 27, 2018 at $223.79, the Company’s closing stock price on December 31, 2018.

(14)

Option vests in equal annual installments on September 7, 2018, September 7, 2019, September 7, 2020 and September  7, 2021, so long as Mr. Stevenson is employed by the Company on each such date (subject to certain exceptions).

Option Exercises and Stock Vested During 2018

The following table reports information regarding stock option exercises and the vesting of stock awards during 2018 by the Named Executive Officers. No stock appreciation rights were exercised or were outstanding during 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Marc N. Casper	350,520	$63,939,668	67,109	$14,829,122
Stephen Williamson	9,500	$1,597,995	12,410	$2,745,392
Mark P. Stevenson	—	—	25,301	$5,594,517
Patrick M. Durbin	18,050	$2,273,609	10,059	$2,225,846
Gregory J. Herrema	36,250	$6,062,222	14,756	$3,260,689

(1)	The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise.

(2)	The amounts shown in this column represent the number of shares vesting multiplied by the market price on the date of vesting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018, with respect to the Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity Compensation Plans Approved By Security Holders(2)(3)(4)(5)	9,068,971	$149.06	17,626,562
Equity Compensation Plans Not Approved By Security Holders(6)	315,106	$112.28	2,832,388
Total	9,384,077	$148.09	20,458,950

(1)

Equity compensation plans approved by security holders include 10,586,005 securities available for future issuance as awards other than options or stock appreciation rights (e.g., full value shares of restricted stock or restricted stock units).

(2)

Column (a) includes an aggregate of 975,877 Common Stock time-based restricted stock units outstanding granted under the Company’s approved plans. The weighted average exercise price set forth in column (b) does not take into account the Common Stock time-based restricted stock units included in column (a).

(3)

Column (a) includes an aggregate of 24,774 Common Stock-based units accrued under the Directors Deferred Compensation Plan for deferred directors’ fees and retainers accrued through December 31, 2018. Column

64	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

(c) includes 259,015 shares that are available under the Directors Deferred Compensation Plan. See “DIRECTOR COMPENSATION — Deferred Compensation Plan for Directors” for additional information regarding this plan. The weighted average exercise price set forth in column (b) does not take into account the Common Stock-based units included in column (a).

(4)

Column (a) includes an aggregate of 242,079 Common Stock performance-based restricted stock units outstanding under the Thermo Fisher Scientific Inc. 2013 Stock Incentive Plan (which represents the maximum number of units achievable under such awards). The weighted average exercise price set forth in column (b) does not take into account the Common Stock performance-based restricted stock units included in column (a).

(5)

Column (a) does not include shares issuable under the Thermo Fisher Scientific Inc. 2007 Employees’ Stock Purchase Plan (the “ESPP”), which has a remaining shareholder approved reserve of 612,253 shares. Under the ESPP, each eligible employee may purchase a limited number of shares of the Common Stock of the Company two times each year at a purchase price equal to 95% of the fair market value of the Common Stock on the respective stock purchase date. The remaining shareholder approved reserve is included in column (c).

(6)

In connection with the acquisition of Patheon on August 29, 2017, the Company assumed the Patheon N.V. 2016 Omnibus Incentive Plan, as amended (the “Patheon Plan”), including awards outstanding at the time of acquisition. Each assumed award has the same terms and conditions in effect prior to the acquisition, except that the number of shares issuable upon exercise and, in the case of stock options, the exercise price, were adjusted in accordance with the acquisition terms. After giving effect to these adjustments, at December 31, 2018, assumed stock options covered 210,898 shares of the Company’s Common Stock, at a weighted average exercise price of $112.28, and assumed time-based restricted stock units covered 104,208 shares of the Company’s Common Stock (which are not included in the weighted average exercise price in column (b)). Please see “Patheon Plan” below for a summary of the material terms of the Patheon Plan.

Patheon Plan

The Patheon Plan was originally adopted to help align the long-term financial interests of selected participants with those of Patheon’s shareholders. Following the acquisition, the Patheon Plan allows the Company to provide eligible participants of the plan an opportunity to acquire an equity interest in the Company.

The Patheon Plan provides for the issuance of options, share appreciation rights, restricted shares, restricted share units, share bonuses, other share-based awards and cash awards. Following the acquisition, eligible participants in the Patheon Plan are officers, employees, non-employee directors and consultants of the Company who (i) were officers, employees, non-employee directors and consultants of Patheon prior to the Patheon acquisition date of August 29, 2017 or (ii) were or are hired after August 29, 2017. At December 31, 2018, 2,832,388 shares remain available for grants to eligible participants under the Patheon Plan.

Since August 29, 2017, the Company has not made any new grants of awards under the Patheon Plan.

The Patheon Plan will be administered by the Compensation Committee, who may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Patheon Plan, provided that the plan administrator may not reprice or cancel and regrant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining shareholder approval.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	65

Pension Benefits

Prior to the Life Technologies Acquisition, Life Technologies maintained the Applera Corporation Supplemental Executive Retirement Plan (the “SERP”), a U.S. non-tax-qualified pension plan for select executives. The SERP provides a monthly pension payable at age 65 equal to 50% of final five-year average monthly pay, prorated for less than 15 years of service. Benefit accruals under the SERP were frozen as of January 1, 2010.

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers under the SERP. As the SERP was a plan maintained by Life Technologies prior to the Life Technologies Acquisition, and was frozen prior to the acquisition, only Mr. Stevenson (a former employee of Life Technologies) participates in the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Marc N. Casper	—	—	—	—
Stephen Williamson	—	—	—	—
Mark P. Stevenson	Applera Corporation Supplemental Executive Retirement Plan	5	$2,783,583(1)	—
Patrick M. Durbin	—	—	—	—
Gregory J. Herrema	—	—	—	—

(1)	Represents the actuarial present value of accumulated benefit as of December 31, 2018 under the SERP, based on assumptions of a 4.18% discount rate and a retirement age of 65.

Nonqualified Deferred Compensation for 2018

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Marc N. Casper	$338,737	$334,260	$(382,113)	$(400,926)	$4,283,604	(3)
Stephen Williamson	74,150	72,746	(18,355)	—	871,332	(4)
Mark P. Stevenson	1,247,811	135,487	(434,157)	—	6,117,404	(5)
Patrick M. Durbin	—	—	372	—	12,369
Gregory J. Herrema	483,642	73,323	110,027	—	5,517,544	(6)

(1)	Represents deferral of a portion of 2018 salary and/or bonus earned for 2017 performance (but paid in 2018).

(2)	Represents a matching Company contribution in the deferred compensation plan with respect to 2018 salary and/or bonus earned for 2017 (but paid in 2018).

(3)

Of this amount, $68,388, $69,300 and $76,765 were withheld from Mr. Casper’s 2016, 2017 and 2018 salary, respectively, for deferral, and $251,797 and $261,972 were withheld from his bonus earned for 2016 and 2017 performance, respectively, for deferral, which amounts are also included in the “Salary” column for 2016, 2017 and 2018, respectively, and the “Non-Equity Incentive Plan Compensation” column for 2016 and 2017, respectively, for Mr. Casper in the Summary Compensation Table on page 59.

(4)

Of this amount $19,861, $21,732 and $24,146 were withheld from Mr. Williamson’s 2016, 2017 and 2018 salary, respectively, for deferral, and $44,919 and $50,004 were withheld from his bonus earned for 2016 and 2017 performance for deferral, which amounts are also included in the “Salary” column for 2016, 2017 and 2018, and the “Non-Equity Incentive Plan Compensation” column for 2016 and 2017, respectively, for Mr. Williamson in the Summary Compensation Table on page 59.

(5)

Of this amount, $424,414, $458,885 and $483,000 were withheld from Mr. Stevenson’s 2016, 2017 and 2018 salary, respectively, for deferral, and $699,825 and $764,811 were withheld from Mr. Stevenson’s bonus earned for 2016 and 2017 performance, respectively, for deferral, which amounts are also included in the “Salary” column for 2016, 2017 and 2018, respectively, and the “Non-Equity Incentive Plan Compensation” column for 2016 and 2017, respectively, for Mr. Stevenson in the Summary Compensation Table on page 59.

66	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

(6)

Of this amount, $63,730 and $66,222 were withheld from Mr. Herrema’s 2017 and 2018 salary respectively, for deferral, and $417,420 was withheld from Mr. Herrema’s bonus earned for 2017 performance for deferral, which amounts are also included in the “Salary” column for 2017 and 2018, respectively, and the “Non-Equity Incentive Plan Compensation” column for 2017 for Mr. Herrema in the Summary Compensation Table on page 59.

The Company maintains a deferred compensation plan for its executive officers and certain other highly compensated employees. Under the plan in effect for amounts deferred on or after January 1, 2005 through December 31, 2008 (the “2005 Deferred Compensation Plan”), a participant had the right to defer receipt of his or her annual base salary (up to 90%) and/or annual incentive bonus (up to 100%) until he or she ceased to serve as an employee of the Company or until a future date while the participant continued to be an employee of the Company. The Company credited (or debited) a participant’s account with the amount that would have been earned (or lost) had the deferred amounts been invested in certain funds selected by the participant. The participant did not have any actual ownership in these funds. Any gains (or losses) on amounts deferred are not taxable until deferred amounts are paid to the participant. All amounts in the participant’s deferred account represent unsecured obligations of the Company. The 2005 Deferred Compensation Plan is intended to comply with Section 409A of the Code as enacted under The American Jobs Creation Act of 2004. The 2005 Deferred Compensation Plan remains in existence and applies to amounts deferred between January 1, 2005 and December 31, 2008. The Deferred Compensation Plan that the Company adopted in 2001 (the “Original Deferred Compensation Plan”) remains in existence and applies to amounts deferred on or before December 31, 2004. The Company has “frozen” the terms of the Original Deferred Compensation Plan in existence as of December 31, 2004 for account balances resulting from amounts deferred through such date.

The Original Deferred Compensation Plan provides for the payout of either all or a portion of the participant’s account beginning (1) at a specified date in the future if the participant so elects (in the case of a short-term payout), (2) in the case of the participant’s death or disability, or (3) upon the participant’s retirement or termination from employment with the Company. In the case of the participant’s death or disability, or upon the participant’s termination, payment is made in a lump sum distribution. Upon retirement, the participant may elect to receive his or her distribution in a lump sum or in annual installment payments over the course of five, ten or fifteen years. Additionally, with respect to account balances existing at December 31, 2004, the executive may receive a full or partial payout from the plan for an unforeseeable financial emergency (as defined in the plan), or may withdraw all of his or her account at any time less a withdrawal penalty equal to 10% of such amount (“haircut” provision). The distribution provisions of the 2005 Deferred Compensation Plan are substantially similar to the provisions of the Original Deferred Compensation Plan except that the 2005 Deferred Compensation Plan does not permit “haircut” distributions and the time and form of payment after retirement must be elected at the time the participant makes his or her initial deferral election.

In September 2008, the Compensation Committee approved the Amended and Restated 2005 Deferred Compensation Plan, effective January 1, 2009 (the “Amended and Restated Deferred Compensation Plan”). Pursuant to the Amended and Restated Deferred Compensation Plan, an eligible employee can generally defer receipt of his or her annual base salary (up to 50%) and/or bonus (up to 50%) until he or she ceases to serve as an employee of the Company or until a future date while the participant continues to be an employee of the Company. The Amended and Restated Deferred Compensation Plan is substantially similar to the original 2005 Deferred Compensation Plan, except that the Amended and Restated Deferred Compensation Plan includes a Company match of 100% of the first 6% of pay that is deferred into the Plan over the IRS annual compensation limit for 401(k) purposes.

During the year ended December 31, 2018, participants in the Original Deferred Compensation Plan and the Amended and Restated Deferred Compensation Plan were given the opportunity to invest amounts deferred under the plans in an array of mutual funds and vehicles, administered by The Newport Group, which track the investment options available in the Company’s 401(k) Plan. Additionally, participants may invest in a fixed interest account, which provides interest at a rate that is reset annually, at 120% of the applicable federal long-term rate compounded annually. We do not provide any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations. The Original Deferred Compensation Plan and the Amended and Restated Deferred Compensation Plan allow the executive to reallocate his or her balance and future deferrals among the investment choices up to four times in any plan year. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2018 (though participants’ actual investment options are funds and vehicles that track the funds shown below instead of the actual funds themselves).

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	67

Name of Fund	Rate of Return (1)
T. Rowe Price Retirement Balanced Active Trust	-3.30%
T. Rowe Price Retirement 2005 Fund	-3.26%
T. Rowe Price Retirement 2010 Fund	-3.61%
T. Rowe Price Retirement 2015 Fund	-4.17%
T. Rowe Price Retirement 2020 Fund	-4.94%
T. Rowe Price Retirement 2025 Fund	-5.62%
T. Rowe Price Retirement 2030 Fund	-6.28%
T. Rowe Price Retirement 2035 Fund	-6.87%
T. Rowe Price Retirement 2040 Fund	-7.32%
T. Rowe Price Retirement 2045 Fund	-7.57%
T. Rowe Price Retirement 2050 Fund	-7.58%

Name of Fund	Rate of Return (1)
T. Rowe Price Retirement 2055 Fund	-7.62%
T. Rowe Price Retirement 2060 Fund	-7.57%
Pimco Total Return Institutional	-0.26%
Dodge & Cox Stock Fund	-7.07%
SSgA S&P 500 Index C	-4.45%
T. Rowe Price Growth Stock Trust	-0.97%
Vanguard Mid Cap Index Institutional	-9.24%
Jennison Institutional US Small Cap Equity	-12.37%
Dodge & Cox International Stock	-17.98%
Fixed Rate Fund	3.10%

(1)	Assumes reinvestment of dividends.

Potential Termination Payments

Employment, Retention and Severance Agreements

Executive Change in Control Retention Agreements

Thermo Fisher has entered into executive change in control retention agreements with the Named Executive Officers and other key employees that provide cash and other severance benefits if there is a change in control of the Company and their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined therein, in each case within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 50% or more of the outstanding Common Stock or voting securities of Thermo Fisher; (ii) the failure of the Board to include a majority of directors who are “continuing directors,” which term is defined to include directors who were members of the Board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were “continuing directors” at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Fisher or the sale or other disposition of all or substantially all of the assets of Thermo Fisher unless immediately after such transaction: (a) all holders of Common Stock immediately prior to such transaction own more than 50% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 50% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by shareholders of a complete liquidation or dissolution of Thermo Fisher.

The executive change in control retention agreements with Messrs. Williamson, Stevenson, Durbin and Herrema provide that, upon a qualifying termination, the executive would be entitled to (A) a lump sum payment equal to (1) two and one-half multiplied by (2) the sum of (x) the higher of the executive’s annual base salary as in effect immediately prior to the “measurement date” or the “termination date,” as those terms are defined therein, and (y) the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date, and (B) a pro rata bonus for the year of termination, based on the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date. In addition, the executive would be provided continuing medical, dental and life insurance benefits for a period of two years, after such termination. The Company would also provide outplacement services through an outside firm to the executive up to an aggregate of $20,000.

Mr. Casper’s executive change in control agreement provides that, upon a qualifying termination, he would be entitled to (A) a lump sum payment equal to (1) two and one-half multiplied by (2) the sum of (x) the higher of Mr. Casper’s annual base salary as in effect immediately prior to the “change in control date” or the “date of termination,” as those terms are defined therein, and (y) the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination, and (B) a pro rata bonus for the year of termination, based on the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination. In addition, Mr. Casper would be provided continuing medical, dental and life insurance benefits for a period

68	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

of two years, after such termination. The Company would also provide outplacement services through an outside firm to Mr. Casper up to an aggregate of $20,000.

None of the change in control agreements in effect on the date of this proxy statement between the Company and the Named Executive Officers provide for a tax gross-up.

Executive Severance Policy

The Company maintains an executive severance policy for executive officers (other than Mr. Casper) and certain other key employees that provides that, in the event an executive officer’s employment is terminated by the Company without “cause” (as such term is defined therein), he or she would be entitled to a lump sum severance payment equal to the sum of (A) 1.5 times his or her annual base salary then in effect for an executive officer (and 1.0 times his or her annual base salary then in effect for other executives), and (B) 1.5 times his or her target bonus for the year in which the date of termination occurs, for an executive officer (and 1.0 times his or her target bonus for other executives), except that if the executive receives benefits under the executive change in control retention agreement described above, he or she would not be entitled to also receive benefits under the executive severance policy. In addition, the executive would be entitled to a pro rata bonus for that year, based on his or her target bonus (which would not be paid until March of the following year, when the other executive officer bonuses would be paid, and only if the performance goals established under the annual incentive plan applicable to the other executive officers were met), and for 18 months after the date of termination, he or she would be provided medical, dental and life insurance benefits at least equal to those he or she would have received had his or her employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, the executive would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his or her termination or the date he or she secures full-time employment. Messrs. Williamson, Stevenson, Durbin and Herrema are eligible to receive benefits under the Company’s executive severance policy. In order to receive the benefits described above, the executive must have entered into a noncompetition agreement with the Company.

Executive Severance Agreement for Marc Casper

Mr. Casper’s executive severance agreement provides that, in the event his employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined therein), he would be entitled to a lump sum severance payment equal to the sum of (A) two (2) times his annual base salary then in effect, and (B) two (2) times his target bonus for the year in which the date of termination occurs, except that if Mr. Casper receives benefits under his executive change in control retention agreement described above, he would not be entitled to also receive benefits under his executive severance agreement. In addition, Mr. Casper would be entitled to a pro rata bonus for that year (which would not be paid until March of the following year, when the other executive officer bonuses would be paid, and only if the performance goals established under the annual incentive plan applicable to the other executive officers were met), and for two years after the date of termination, he would be provided medical, dental and life insurance benefits at least equal to those he would have received had his employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, Mr. Casper would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his termination or the date he secures full-time employment.

Noncompetition Agreements

The Company has entered into noncompetition agreements with the Named Executive Officers and certain of its key employees. The terms of the noncompetition agreement provide that during the term of the employee’s employment with the Company, and for a period of eighteen (18) months in the case of Messrs. Williamson, Durbin and Herrema, and twenty-four (24) months in the case of Mr. Casper, thereafter, the employee will not compete with the Company. The agreement also contains provisions that restrict the employee’s ability during the term of the employee’s employment with the Company and for a period of eighteen (18) months after termination (or twenty-four (24) months in the case of Mr. Casper), to solicit or hire employees of the Company or to solicit customers of the Company. The Company has entered into a noncompetition agreement with Mr. Stevenson that provides that during the term of his employment with the Company, and for a period of twelve (12) months thereafter, Mr. Stevenson will not compete with the Company’s Life Sciences Solutions group, which consists of primarily the former Life Technologies businesses. The agreement also contains provisions that restrict Mr. Stevenson’s ability during the term of his employment with the Company and for a period of twelve (12) months after termination, to solicit for hire employees of the Company or to solicit customers of the Company.

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	69

Treatment of Equity

Upon death, disability, or a qualifying retirement of Messrs. Williamson, Stevenson, Durbin and Herrema, certain outstanding stock options and certain restricted stock unit awards will vest. In the event that any of these individuals is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined in the executive change in control retention agreements within eighteen (18) months following a qualifying change in control, each outstanding stock option and time-based restricted stock unit award granted to an executive officer will vest.

In the case of Mr. Casper, in the event he is (i) terminated without “cause” or he leaves voluntarily for “good reason,” as those terms are defined in his severance agreement, or (ii) terminated without “cause” or he leaves voluntarily for “good reason” within 18 months of a qualifying change in control, as those terms are defined in his executive change in control retention agreement, certain portions of his unvested equity grants will vest.

Table

The amounts in the following table are estimates of the potential payments due to each of the Named Executive Officers in the event they had terminated employment or a change in control of the Company had occurred on December 31, 2018. The actual amounts to be paid out can only be determined at the time of such event. In all termination scenarios, the Named Executive Officer retains vested amounts in the Company’s deferred compensation plan and pension plan. These amounts are described under “Pension Benefits,” and in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table on page 66.

					Long-term Incentive Programs(1)

Name	Termination Scenario	Total	Severance		Stock Options	Performance Stock Option	Restricted Stock Units
Marc N. Casper	Voluntary Resignation Without Good Reason	$2,965,479	$2,965,479	(2)	$—	$—	$—
	Involuntary For Cause	$—	$—		$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason	$34,836,321	$13,363,825	(3)	$8,163,033	$—	$13,309,463
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$59,836,980	$14,195,844	(4)	$16,196,303	$3,861,160	$25,583,673
	CIC Without Termination	$—	$—		$—	$—	$—
	Disability	$37,215,500	$4,366,200	(5)	$16,196,303	$3,861,160	$12,791,837
	Death	$37,215,500	$4,366,200	(5)	$16,196,303	$3,861,160	$12,791,837
Stephen Williamson	Voluntary Resignation Without Good Reason	$589,303	$589,303	(2)	$—	$—	$—
	Involuntary For Cause	$—	$—		$—	$—	$—
	Involuntary Without Cause	$2,511,297	$2,511,297	(3)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$13,748,154	$3,769,846	(4)	$3,160,079	$966,120	$5,852,109
	CIC Without Termination	$—	$—		$—	$—	$—
	Disability	$10,567,611	$589,303	(2)	$3,160,079	$966,120	$5,852,109
	Death	$10,567,611	$589,303	(2)	$3,160,079	$966,120	$5,852,109
Mark P. Stevenson	Voluntary Resignation Without Good Reason	$1,105,527	$1,105,527	(2)	$—	$—	$—
	Involuntary For Cause	$—	$—		$—	$—	$—
	Involuntary Without Cause	$4,333,204	$4,333,204	(3)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$27,059,909	$6,462,484	(4)	$8,034,489	$1,932,240	$10,630,696
	CIC Without Termination	$—	$—		$—	$—	$—
	Disability	$21,702,952	$1,105,527	(2)	$8,034,489	$1,932,240	$10,630,696
	Death	$21,702,952	$1,105,527	(2)	$8,034,489	$1,932,240	$10,630,696

70	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

					Long-term Incentive Programs(1)

Name	Termination Scenario	Total	Severance		Stock Options	Performance Stock Option	Restricted Stock Units
Patrick M. Durbin	Voluntary Resignation Without Good Reason	$509,787	$509,787	(2)	$—	$—	$—
	Involuntary For Cause	$—	$—		$—	$—	$—
	Involuntary Without Cause	$2,222,517	$2,222,517	(3)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$11,848,815	$3,345,037	(4)	$2,576,681	$966,120	$4,960,977
	CIC Without Termination	$—	$—		$—	$—	$—
	Disability	$9,013,565	$509,787	(2)	$2,576,681	$966,120	$4,960,977
	Death	$9,013,565	$509,787	(2)	$2,576,681	$966,120	$4,960,977
Gregory J. Herrema	Voluntary Resignation Without Good Reason	$563,847	$563,847	(2)	$—	$—	$—
	Involuntary For Cause	$—	$—		$—	$—	$—
	Involuntary Without Cause	$2,463,872	$2,463,872	(3)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$14,065,456	$3,707,771	(4)	$3,583,543	$966,120	$5,808,022
	CIC Without Termination	$—	$—		$—	$—	$—
	Disability	$10,921,532	$563,847	(2)	$3,583,543	$966,120	$5,808,022
	Death	$10,921,532	$563,847	(2)	$3,583,543	$966,120	$5,808,022

(1)	Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2018 of $223.79.

(2)	Represents an assumed target bonus award for 2018.

(3)

Represents cash benefits payable in the event of a qualifying termination: for CEO, 2x multiple of base salary and target bonus, actual bonus paid in 2018 for 2017, 2 years of premiums for continued group medical and dental coverage, 2 years of premiums for life insurance, and outplacement services; for all other NEOs, 1.5x multiple of base salary and target bonus, pro rata target bonus for 2018, 1.5 years of premiums for continued group medical and dental coverage, 1.5 years of premiums for life insurance, and outplacement services.

(4)

Represents cash benefits payable in the event of a qualifying termination: 2.5x multiple of base salary and target bonus, pro rata target bonus for 2018, 2 years of premiums for continued medical and dental coverage, 2 years of premiums for life insurance, and outplacement services;

(5)	Represents actual bonus paid in 2018 for 2017.

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Pay Ratio Disclosure

In accordance with SEC rules, companies are required to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees. Following is a reasonable estimate, prepared under these SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. As permitted by the SEC rules, as neither our workforce composition nor our compensation arrangements changed materially during 2018, we used the same median employee that we identified for purposes of our disclosure of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for 2017. The annual total compensation of our median employee (other than the CEO) for 2018 was $79,275. As disclosed in the Summary Compensation Table appearing on page 59, our CEO’s annual total compensation for 2018 was $18,607,103. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 235 to 1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

72	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

DIRECTOR COMPENSATION

Compensation Philosophy

The general philosophy of our Board is that compensation for non-employee directors should be a mix of cash, payable quarterly, and equity-based compensation to reward them for a year of service in fulfilling their oversight responsibilities. The Company does not compensate our Chief Executive Officer for Board service in addition to his regular employee compensation.

Decisions regarding the non-employee director compensation program are approved by our full Board based on recommendations by the Compensation Committee. In making such recommendations, the Committee evaluates the appropriate level and form of compensation for non-employee directors and considers potential changes, if any. The Committee considers advice from Pearl Meyer, when appropriate, including consideration of the director compensation practices of peer companies. The Committee also considers the extent to which our Board compensation practices align with the interests of our shareholders. Our Board reviews the Compensation Committee’s recommendations and then determines the amount of director compensation.

The Committee reviews the total compensation of our non-employee directors and each element of our director compensation program periodically. At the Committee’s direction, Pearl Meyer analyzes the competitive position of our director compensation program against the Peer Group used to benchmark executive compensation and examines how director compensation levels, practices and design features compare to members of the Peer Group.

Cash Compensation

Each non-management director (except Mr. Manzi) receives an annual retainer of $125,000. Mr. Casper, as an employee of the Company, receives no additional compensation from the Company for service as a director or committee member. The chairpersons of each of the Audit, Compensation, and Nominating and Corporate Governance Committees, as well as the chairpersons of the Strategy and Finance Committee of the Board, which Committee consists of Ms. Lewent (Chair), Messrs. Casper, Mullen, Sørensen and Sperling, and Dr. Jacks, and the Science and Technology Committee of the Board, which Committee consists of Drs. Jacks (Chair) and Harris, and Mr. Casper, receive additional compensation for their services in those positions. The chairman of the Audit Committee receives an additional annual retainer of $25,000, and the chairpersons of the Compensation, Nominating and Corporate Governance, Strategy and Finance, and Science and Technology Committees receive an additional annual retainer of $15,000.

Mr. Manzi serves as Chairman of the Board. As Chairman of the Board, Mr. Manzi receives an annual retainer of $295,000. Payment of the annual retainers is made quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Deferred Compensation Plan for Directors

The Company maintains a deferred compensation plan for its non-management directors (the “Directors Deferred Compensation Plan”). Under the Directors Deferred Compensation Plan, a participant may elect to defer receipt of his or her annual retainer. Amounts deferred under the Directors Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock and, when payable under the plan, may only be paid in shares of Common Stock. Additional credits are made to a participant’s account for cash and stock dividends that he or she would have received had the participant been the owner of such Common Stock on the record dates for payment of such dividends. The Common Stock and cash credited to a participant’s account are paid to the participant within 60 days after the end of the fiscal year in which the participant ceases to serve as a director unless the participant makes a timely election to defer the distribution in accordance with the requirements of Section 409A of the Code. The participant does not have any actual ownership of the Common Stock until the Common Stock is distributed to the participant. As of December 31, 2018, a total of 283,789 shares of Common Stock were available for issuance under the Directors Deferred Compensation Plan, of which deferred units equal to 24,774 shares of Common Stock were accumulated.

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Fisher Scientific International Inc. Retirement Plan for Non-Employee Directors

Fisher Scientific International Inc. (“Fisher”) maintained a Retirement Plan for non-employee directors, pursuant to which a director who retires from the board of directors with at least five years of service is eligible to receive an annual retirement benefit for the remainder of the director’s lifetime and his or her spouse’s lifetime. The annual retirement benefit for a director who retires with five years of service is equal to 50% of the director’s fee in effect at the date of the director’s retirement from the Fisher board. For directors with more than five years of service, the annual benefit is increased by 10% of the director’s fee in effect at the date of the director’s retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a director. The Company’s acquisition of Fisher (the “Fisher Merger”) resulted in a termination of service from the Fisher board for Mr. Sperling, which started the payout of benefits under the Retirement Plan. Mr. Sperling’s annual benefit is equal to 80% of his then director’s fee. Mr. Sperling receives $48,000 per year under this plan.

Stock-Based Compensation

Annual equity grants to non-management directors are made upon the recommendation of the Compensation Committee. In May 2018 each non-management director on the Board at that time received a grant of 809 time-based restricted stock units of the Company, which vest on the earlier of the anniversary of the grant date or the Company’s next annual meeting of shareholders.

Matching Charitable Donation Program

The Company has a matching charitable donation program for independent directors, pursuant to which the Company matches donations made by a director to a charity selected by the director, up to $15,000 per director per year.

Summary Director Compensation Table

The following table sets forth a summary of the compensation of the Company’s non-employee directors for 2018:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)		Total ($)
Nelson J. Chai	$140,179		$175,165	—	—	$15,587	(3)	$330,931
C. Martin Harris	$125,000		$175,165	—	—	$587		$300,752
Tyler Jacks	$140,000		$175,165	—	—	$15,587		$330,752
Judy C. Lewent	$140,000		$175,165	—	—	$16,090	(4)	$331,255
Thomas J. Lynch	$140,000		$175,165	—	—	$15,587	(3)	$330,752
Jim P. Manzi	$295,000		$175,165	—	—	$15,587	(3)	$485,752
James C. Mullen(5)	$18,481		$—	—	—	$—		$18,481
William G. Parrett(6)	$75,000		$—	—	—	$15,174	(3)	$90,174
Lars R. Sørensen	$140,000		$175,165	—	—	$587		$315,752
Scott M. Sperling(7)	$125,000	(8)	$175,165	—	—	$25,716	(9)	$325,881
Elaine S. Ullian	$125,000		$175,165	—	—	$20,643	(10)	$320,808
Dion J. Weisler	$125,000	(11)	$175,165	—	—	$1,270	(12)	$301,435

(1)

These amounts represent the aggregate grant date fair value of stock awards granted to directors in 2018, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2018, as filed with the SEC. These amounts do not represent the actual amounts paid to or realized by the directors for these awards during 2018. In May 2018, each non-management director on the Board at that time received a grant of 809 restricted stock units, having a grant date fair value of $175,165, all of which is included in the “stock awards” column.

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No stock option awards were granted to any of our non-employee directors during their respective service periods in 2018 and no stock option awards were outstanding as of December 31, 2018.

(2)

These amounts include $587 of dividends accrued in the form of dividend equivalents on restricted stock units held by each non-employee director, except for Mr. Mullen, for whom the amount is $0 and Mr. Parrett, for whom the amount is $174.

(3)	Includes matching Company contributions of $15,000 under the Matching Charitable Donation Program for Directors.

(4)

Includes matching Company contributions of $15,000 under the Matching Charitable Donation Program for Directors and $503 of Company dividends accrued in the form of dividend equivalents in 2018 on deferred stock units held in the Directors Deferred Compensation Plan.

(5)

Mr. Mullen was elected to the Board effective November 7, 2018. As a result of the end of his service to Patheon upon the Company’s acquisition of Patheon, Mr. Mullen was entitled to receive severance pay of 24 months’ base salary ($2,200,000 in the aggregate) pursuant to his employment agreement with Patheon, payable in 24 monthly installments following the date of termination. These severance payments, which he will continue to receive in monthly installments through August 2019, are not included in the table above because they were not contingent on continued service and related solely to Mr. Mullen’s service prior to the Company’s acquisition of Patheon.

(6)	Mr. Parrett retired from the Board on May 22, 2018.

(7)

Does not include amounts paid to Mr. Sperling under the Fisher Retirement Plan for Non-Employee Directors because such amounts relate solely to Mr. Sperling’s service as a director of Fisher prior to the Fisher Merger.

(8)	Represents compensation deferred and issued as 570 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(9)

Includes matching Company contributions of $15,000 for under the Matching Charitable Donation Program for Directors and $10,129 of Company dividends accrued in the form of dividend equivalents in 2018 on deferred stock units held in the Directors Deferred Compensation Plan.

(10)

Includes matching Company contributions of $15,000 for under the Matching Charitable Donation Program for Directors and $5,056 of Company dividends accrued in the form of dividend equivalents in 2018 on deferred stock units held in the Directors Deferred Compensation Plan.

(11)	Represents compensation deferred and issued as 570 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(12)	Includes $683 of Company dividends accrued in the form of dividend equivalents in 2018 on deferred stock units held in the Directors Deferred Compensation Plan.

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Stock Ownership Policy for Directors

The Compensation Committee has established a stock ownership policy that directors of the Company hold shares of Common Stock equal in value to five times the annual cash retainer for directors. Directors have until five years from when they joined the Board to achieve this ownership level. For the purpose of this policy, a director’s election to receive shares of Common Stock in lieu of director retainers will be counted towards this target, as will time-based restricted stock units. All of our directors are either currently in compliance or intend to be in compliance with this policy within the applicable time limit. Executive officers of the Company are required to comply with a separate stock holding policy established by the Compensation Committee, which is described under the sub-heading “Stock Ownership Policy” under the heading “Compensation Discussion and Analysis.”

2018 Non-Employee Director Stock Ownership

Shares held as a multiple of annual cash retainer (dollar value of shares determined using the Company’s closing stock price as of December 31, 2018).

(1)	Mr. Mullen became a member of our Board in November 2018.

76	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

AUDIT

Proposal 3 - Ratification of Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019. During the fiscal year ended December 31, 2018, PwC served as the Company’s independent auditors.

PwC has audited the Company’s financial statements each year since 2002. The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of PwC. In addition to overseeing the regular rotation of the lead audit partner, the Audit Committee is involved in the selection of, and reviews and evaluates the lead audit partner and considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm. The Audit Committee believes that the retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders. Although the Company is not required to seek shareholder ratification of this selection, the Company has decided to provide its shareholders with the opportunity to do so. If this proposal is not approved by our shareholders at the 2019 Annual Meeting, the Audit Committee will reconsider the selection of PwC. Even if the selection of PwC is ratified, the Audit Committee in its discretion may select a different firm of independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of PwC are expected to be present at the 2019 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the shareholders.

Independent Auditor Fees

The following table presents the aggregate fees billed for professional services rendered by PwC for the fiscal years ended December 31, 2018, and December 31, 2017:

	Fiscal 2018		Fiscal 2017
Audit Fees	$24,822,060	(1)	$25,275,395
Audit-Related Fees	2,436,128		582,407
Tax Fees	13,858,895	(2)	11,785,499	(2)
All Other Fees	—		—
Total Fees	$41,117,083		$37,643,301

(1)	Reflects aggregate audit fees billed/estimated to be billed for professional services rendered by PwC for 2018.

(2)	Includes $4,482,892 and $4,639,253 for tax compliance services and $9,376,003 and $7,146,246 for tax consulting services in 2018 and 2017, respectively.

Audit Fees

Consists of fees billed/estimated to be billed for professional services rendered by PwC for the audit of the Company’s annual consolidated financial statements (including PwC’s assessment of the Company’s internal control over financial reporting) and review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those fiscal years.

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Audit-Related Fees

Consists of fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services include employee benefit plan audits, accounting consultations relating to acquisitions, divestitures, and financings, due diligence related to mergers and acquisitions, financial accounting and reporting matters, and SEC filing related matters.

Tax Fees

Consists of fees billed for professional services rendered by PwC for tax compliance, tax advice, and tax planning. These services include professional services related to the Company’s international legal entity restructuring and international and domestic tax planning.

All Other Fees

Consists of fees billed for all other services provided by PwC other than those reported above.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee must pre-approve all audit services and non-audit services to be provided to the Company by its independent auditor as well as all audit services to be provided to the Company by other accounting firms. However, the charter permits de minimis non-audit services to be provided to the Company by its independent auditors to instead be approved in accordance with the listing standards of the NYSE and SEC rules and regulations. In addition, the charter provides that the Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of permitted non-audit services that would otherwise be required to be pre-approved by the Audit Committee. Any pre-approvals granted under such delegation of authority are to be reported to the Audit Committee at the next regularly scheduled meeting. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve up to an additional $500,000 of permitted non-audit services to be provided to the Company by its independent auditors per calendar year. During fiscal years 2018 and 2017, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above.

Audit Committee Report

The Audit Committee is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The full text of the Audit Committee’s charter is available on the Company’s website at www.thermofisher.com. The Committee reviews the charter annually, and also annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other accounting firms.

As specified in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The authority and responsibilities of the Audit Committee set forth in its charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018, with management and the Company’s independent auditors, PwC. The Committee has also reviewed and discussed with management and PwC management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting.

The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to AS 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board and approved by the SEC. The Audit Committee has received from PwC the letters and written disclosures required by

78	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with PwC the auditors’ independence. The Committee also has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Committee has discussed with the Company’s internal audit department and independent auditors the overall scope and plans for their respective audits. The Committee meets with the Company’s director of internal audit and representatives of the independent auditors’, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

THE AUDIT COMMITTEE

Nelson J. Chai (Chairman)

Thomas J. Lynch

Dion J. Weisler

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	79

VOTING AND MEETING INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board of Directors of the Company for use at the 2019 Annual Meeting to be held on Wednesday, May 22, 2019, at 1:00 p.m. (Eastern time) at the Park Hyatt New York, 153 West 57th Street, New York, New York, and any adjournments thereof. The mailing address of the principal executive office of the Company is 168 Third Avenue, Waltham, Massachusetts 02451. This proxy statement and enclosed proxy card are being first furnished to shareholders of the Company on or about April 9, 2019.

Purpose of Annual Meeting

At the 2019 Annual Meeting, shareholders entitled to vote at the meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of twelve directors for a one-year term expiring at the 2020 annual meeting of shareholders, an advisory vote on executive compensation (“Say on Pay”), and the ratification of the selection of PwC as the Company’s independent auditors for 2019.

Voting Information

Who Is Entitled to Vote

Shareholders of record at the close of business on March 27, 2019 are eligible to vote at the meeting. At the close of business on March 27, 2019, the outstanding voting securities of the Company consisted of 399,966,151 shares of Common Stock. Each share outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Quorum

The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Votes of shareholders of record present at the meeting in person or by proxy, abstentions, and “broker non-votes” (as defined below) are counted as present or represented at the meeting for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter.

How You Can Vote Before the Meeting

We encourage shareholders to submit their votes in advance of the meeting. To submit your votes by telephone or the Internet, follow the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If you received your materials by mail, you can simply complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance using one of these methods, you are still welcome to attend the meeting and vote in person.

How You Can Vote in Person at the Meeting

Shareholders who hold shares directly with the Company may attend the meeting and vote in person, or may execute a proxy designating a representative to attend and vote on their behalf. If you do not hold your shares directly with us and they are instead held for you in a brokerage, bank or other institutional account, you may attend and vote in person if you obtain a proxy from that institution in advance of the meeting and bring it with you to hand in along with the ballot that will be provided.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by voting in person at the meeting, by delivering a new proxy or by notifying the Company Secretary in writing prior to the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy.

80	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

Voting Standards and Board Recommendations

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of directors	For	Majority of Votes Cast	Not counted as votes cast and therefore no effect
Say on Pay	For
Auditor ratification	For

WE HAVE A MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS. Each director nominee who receives a majority of the votes cast will be elected. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of “For” votes (see page 17). All other matters are approved if supported by a majority of votes cast.

How Proxies Will Be Voted

PROXIES WILL BE VOTED AS YOU SPECIFY OR, IF YOU DON’T SPECIFY, AS RECOMMENDED BY THE BOARD. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations.

WHAT HAPPENS IF OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING. If any matter not described in this proxy statement is properly presented for a vote at the meeting, the persons named on the proxy will vote in accordance with their judgment.

WHAT HAPPENS IF A DIRECTOR NOMINEE IS UNABLE TO SERVE. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If it nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

Important Voting Information for Beneficial Owners

If your shares are held for you in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to the Company. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on the proposal to ratify the selection of PwC as the Company’s independent auditors for 2019. For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the 2019 Annual Meeting using the voting instruction form that the institution provides to you. If you would like to vote your shares at the meeting, you must obtain a proxy from your financial institution and bring it with you to hand in with your ballot.

Important Voting Information for Participants in the Thermo Fisher Scientific 401(k) Retirement Plan

If you hold your shares through the Thermo Fisher Scientific 401(k) Retirement Plan (the “401(k) Plan”), your proxy represents the number of shares in your 401(k) Plan account as of the record date. For those shares in your 401(k) Plan account, your proxy will serve as voting instructions for the trustee of the 401(k) Plan. You may submit your voting instructions by returning a signed and dated proxy card to the Company’s tabulation agent in the enclosed, self-addressed envelope for its receipt by 11:59 p.m. Eastern time on Friday, May 17, 2019, or by telephone or over the Internet by 11:59 p.m. Eastern time on Sunday, May 19, 2019, in accordance with the instructions provided on the proxy card.

You may revoke your instructions by executing and returning a later dated proxy card to the Company’s tabulation agent for its receipt by 11:59 p.m. Eastern time on May 17, 2019, or by entering new instructions by telephone or over the Internet by 11:59 p.m. Eastern time on May 19, 2019.

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Proxy Solicitation and Distribution

How We Will Solicit Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, to solicit proxies from beneficial owners, and we will reimburse these institutions for their reasonable expenses. D.F. King & Co., Inc. has been retained to assist in soliciting proxies for a fee of $15,000 plus distribution costs and other expenses.

How We Use the Internet to Distribute Proxy Materials

Since 2009, we have distributed proxy materials to some of our shareholders over the Internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other large companies have transitioned to this more contemporary way of distributing annual meeting materials, often called “e-proxy” or “Notice & Access.”

HOW SHAREHOLDERS BENEFIT FROM E-PROXY. This “e-proxy” process, which was approved by the SEC in 2007, expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.

HOW TO OBTAIN A PRINTED COPY OF OUR PROXY MATERIALS. If you received a notice and would like us to send you a printed copy of our proxy materials, please contact us at the following address or telephone number: Investor Relations Department, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451, telephone: 781-622-1111.

How Documents Will Be Delivered to Beneficial Owners Who Share an Address

If you are the beneficial owner, but not the record holder, of shares of Thermo Fisher stock, and you share an address with other beneficial owners, your broker, bank or other institution is permitted to deliver a single copy of this proxy statement and our 2018 annual report for all shareholders at your address (unless one of them has already asked the nominee for separate copies).

TO RECEIVE SEPARATE COPIES. To request an individual copy of this proxy statement and our 2018 annual report, or the materials for future meetings, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number. We will promptly deliver them to you.

TO STOP RECEIVING SEPARATE COPIES. If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution where you hold your shares.

82	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

SUBMITTING 2019 PROPOSALS

SEC Rule 14a-8

Proposals of shareholders (other than with respect to director nominations) intended to be included in the proxy statement and proxy card relating to the 2020 Annual Meeting of Shareholders of the Company and to be presented at such meeting must be received by the Company for inclusion in the proxy statement and proxy card no later than December 11, 2019.

Advance Notice Bylaw

The Company’s bylaws include an advance notice provision that requires shareholders desiring to bring proposals before an annual meeting (which proposals are not to be included in the Company’s proxy statement and thus are submitted outside the processes of (1) Rule 14a-8 under the Exchange Act and (2) our “proxy access” bylaw described below) to do so in accordance with the terms of such advance notice provision. The advance notice provision requires that, among other things, shareholders give timely written notice to the Corporate Secretary of the Company regarding their proposals. To be timely, notices must be delivered to the Corporate Secretary at the principal executive office of the Company not less than 60, nor more than 75, days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year’s annual meeting of shareholders. Accordingly, a shareholder who intends to present a proposal at the 2020 Annual Meeting of Shareholders without inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Corporate Secretary no earlier than January 25, 2020, and no later than February 9, 2020. Proposals received at any other time will not be voted on at the meeting. If a shareholder makes a timely notification, the proxies that management solicits for the meeting may still exercise discretionary voting authority with respect to the shareholder’s proposal under circumstances consistent with the proxy rules of the SEC.

Proxy Access Nominations

Pursuant to the Company’s proxy access bylaw, a shareholder, or a group of up to 20 shareholders, continuously owning for three years at least 3% of our outstanding Common Stock may nominate and include in our proxy materials qualifying director nominees up to the greater of two nominees or 20% of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the bylaw requirements. For eligible shareholders to include nominees in our proxy materials for the 2020 Annual Meeting, proxy access nomination notices must be received by the Company no earlier than December 24, 2019, and no later than January 23, 2020. The notice must contain the information required by the Company’s bylaws.

Waltham, Massachusetts

April 9, 2019

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	83

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

As described in more detail in the Compensation Discussion and Analysis section of the Company’s 2019 proxy statement, the 2018 annual incentive awards paid to the Company’s Named Executive Officers were based in part on the Company’s 2018 performance with respect to four metrics, organic revenue, adjusted EPS, adjusted operating margin and free cash flow, and the 2018 performance-based restricted stock units were based on the Company’s 2018 performance with respect to organic revenue and adjusted EPS. Each of these metrics is a financial measure that is not prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EPS and adjusted operating margin exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. Set forth below are reconciliations of each of these metrics to the most directly comparable GAAP financial measure, based on the Company’s actual 2018 performance. The non-GAAP measures presented herein are not meant to be considered superior to or a substitute for our results of operations prepared in accordance with GAAP.

(Dollars in millions except per share amounts)	2018	2017
Consolidated Statement of Income(a)(b)
Revenues	$24,358	$20,918
Costs and Operating Expenses:
Cost of revenues(c)	12,994	10,958
Selling, general and administrative expenses(d)	4,823	4,422
Amortization of acquisition-related intangible assets	1,741	1,594
Research and development expenses	967	887
Restructuring and other costs, net(e)	50	97
	20,575	17,958
Operating Income	3,783	2,960
Other Expense, Net(f)	(521)	(531)
Income from Continuing Operations Before Income Taxes	3,262	2,429
Income Tax Provision(g)	(324)	(201)
Income from Continuing Operations	2,938	2,228
Loss from Discontinued Operations (net of income tax benefit of $0 and $2)	—	(3)
Net Income	$2,938	$2,225
Diluted Earnings per Share	$7.24	$5.59

A-1	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

(Dollars in millions except per share amounts)	2018		2017
Organic Revenue Growth
Revenue Growth		16%		14%
Acquisitions, net of Divestitures		7%		9%
Currency Translation		1%		0%
Organic Revenue Growth		8%		5%

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income(a)	$3,783	15.5%	$2,960	14.2%
Cost of Revenues Charges(c)	12	0.1%	123	0.6%
Selling, General and Administrative Charges, Net(d)	29	0.1%	78	0.4%
Restructuring and Other Costs, Net(e)	50	0.2%	97	0.4%
Amortization of Acquisition-related Intangible Assets	1,741	7.2%	1,594	7.6%
Adjusted Operating Income(b)	$5,615	23.1%	$4,852	23.2%

Reconciliation of Adjusted Net Income
GAAP Net Income(a)	$2,938		$2,225
Cost of Revenues Charges(c)	12		123
Selling, General and Administrative Charges(d)	29		78
Restructuring and Other Costs, Net(e)	50		97
Amortization of Acquisition-related Intangible Assets	1,741		1,594
Other Expense, Net(f)	25		19
Income Tax Benefit(g)	(284)		(364)
Discontinued Operations, Net of Tax	—		3
Adjusted Net Income(b)	$4,511		$3,775

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$7.24		$5.59
Cost of Revenues Charges, Net of Tax(c)	0.02		0.21
Selling, General and Administrative Charges, Net of Tax(d)	0.06		0.17
Restructuring and Other Costs, Net of Tax(e)	0.09		0.18
Amortization of Acquisition-related Intangible Assets, Net of Tax	3.34		2.86
Other Expense, Net of Tax(f)	0.05		0.03
Income Tax Benefit(g)	0.32		0.44
Discontinued Operations, Net of Tax	0.00		0.01
Adjusted EPS(b)	$11.12		$9.49

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities(a)	$4,543		$4,005
Net Cash Used in Discontinued Operations	—		1
Purchases of Property, Plant and Equipment	(758)		(508)
Proceeds from Sale of Property, Plant and Equipment	50		7
Free Cash Flow	$3,835		$3,505

(a)	“GAAP” (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).

(b)

Adjusted results are non-GAAP measures and, for income measures, exclude certain charges/credits to cost of revenues (see note (c) for details); certain charges/credits to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (income),

Thermo Fisher Scientific Inc. | 2019 Proxy Statement	A-2

net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and results of discontinued operations.

(c)

Reported results include $14 and $87 in 2018 and 2017, respectively, of charges for the sale of inventories revalued at the date of acquisition; $1 and $3 in 2018 and 2017, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations; and ($3) and $33 in 2018 and 2017, respectively, of (credits) charges to conform the accounting policies of recently acquired businesses to the company’s accounting policies.

(d)

Reported results include $40 and $63 in 2018 and 2017, respectively, of third-party transaction/integration costs related to acquisitions; $11 and $8 in 2018 and 2017, respectively, of income, net, associated with product liability litigation; $15 in 2017, of charges, net, for changes in estimates of contingent acquisition consideration; $2 in 2017, of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations; and $6 in 2017, of charges to conform the accounting policies of recently acquired businesses to the company’s accounting policies.

(e)

Reported results include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations; $46 and $27 in 2018 and 2017, respectively, of net credits for litigation-related matters; $17 in 2018, of net gains on sales of real estate; $5 and $7 in 2018 and 2017, respectively, of hurricane response/impairment costs; $19 in 2018 of environmental remediation costs; $6 in 2017, of compensation contractually due to employees of acquired businesses; and $6 in 2017, of net charges for the settlement/curtailment of retirement plans.

(f)

Reported results include ($15) and $17 in 2018 and 2017, respectively, of net (losses) gains on investments; $7 in 2018, of net charges for the settlement/curtailment of retirement plans; $32 in 2017, of charges related to fees paid to obtain bridge financing commitments for acquisitions; and $3 and $4 in 2018 and 2017, respectively, of losses on the early extinguishment of debt.

(g)

Reported income tax provision includes $411 and $538 in 2018 and 2017, respectively, of incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income; $68 and $204 in 2018 and 2017, respectively, of net provision from the effects of U.S. tax reform legislation; $71 in 2018 of incremental tax provision due to net operating losses that will not be utilized as a result of the planned sale of the Anatomical Pathology business; $12 and $61 in 2018 and 2017, respectively, of incremental tax benefit from adjusting the company’s non-U.S. deferred tax balances as a result of tax rate changes; and $31 in 2017, of incremental tax provision due to the net impact of tax audits.

A-3	Thermo Fisher Scientific Inc. | 2019 Proxy Statement

THERMO FISHER SCIENTIFIC INC.

168 THIRD AVENUE

WALTHAM, MA 02451

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E66356-Z74661-P21976	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THERMO FISHER SCIENTIFIC INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Marc N. Casper	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

	1b.	Nelson J. Chai	☐	☐	☐

2.  An advisory vote to approve named executive officer compensation.

3.  Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2019.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

							☐	☐	☐
	1c.	C. Martin Harris	☐	☐	☐
	1d.	Tyler Jacks	☐	☐	☐		☐	☐	☐
	1e.	Judy C. Lewent	☐	☐	☐
	1f.	Thomas J. Lynch	☐	☐	☐
	1g.	Jim P. Manzi	☐	☐	☐
	1h.	James C. Mullen	☐	☐	☐

	1i.	Lars R. Sørensen	☐	☐	☐

	1j.	Scott M. Sperling	☐	☐	☐

	1k.	Elaine S. Ullian	☐	☐	☐

	1l.	Dion J. Weisler	☐	☐	☐	For address changes/comments, mark here. (see reverse side for instructions)			☐
						Please indicate if you plan to attend this meeting.	☐	☐

							Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 10-K and Annual Report are available at www.proxyvote.com.

E66357-Z74661-P21976

THERMO FISHER SCIENTIFIC INC.

This proxy is solicited by the Board of Directors

ANNUAL MEETING OF THE SHAREHOLDERS TO BE

HELD ON MAY 22, 2019

The undersigned hereby appoints Marc N. Casper, Jim P. Manzi and Stephen Williamson, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Thermo Fisher Scientific Inc. held of record by the undersigned on March 27, 2019, at the Annual Meeting of the Shareholders to be held at the Park Hyatt New York, 153 West 57th Street, New York, New York, on Wednesday, May 22, 2019 at 1:00 p.m., and at any adjournments thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

The Proxy will be voted as specified, or if no choice is specified, “FOR” the election of each of the nominees for director, “FOR” the approval of an advisory vote on our named executive officer compensation, “FOR” ratification of the selection of independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side